EXHIBIT 2.1

EXECUTION

AGREEMENT FOR THE

PURCHASE AND SALE

OF

SERVICING RIGHTS

Dated as of December 28, 2016

By and Among

New Residential Mortgage LLC,

as Purchaser,

PHH Mortgage Corporation,

as Seller,

and

solely for purposes of Sections 6.1, 6.9 and 6.15 and Articles I, X and XI,

PHH Corporation,

as Seller Parent

i

5.6	Litigation	25
5.7	Ability to Perform	25
5.8	Reserved	25
5.9	Brokers’ Fees	25
5.10	Acknowledgment of Representations and Warranties	25
5.11	Expertise	26

ARTICLE VI COVENANTS		26

6.1	Preparation of Proxy Statement; Special Meeting	26
6.2	Required Consents	27
6.3	Document Custodian; Transfer of Custody of Mortgage Files; Assignments and Related Matters	28
6.4	Undertakings by Seller	29
6.5	Solicitation	29
6.6	Payment of Costs	30
6.7	Final Certification and Recertification	30
6.8	Purchaser to Comply with Applicable Requirements	31
6.9	Competing Proposals	31
6.10	Cooperation	34
6.11	Confidentiality	34
6.12	Access After Sale Date	34
6.13	HSR Compliance	35
6.14	Settlement Terms	35
6.15	Certain Activities Prior to Sale Date	35
6.16	Survival	36

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		36

7.1	Correctness of Representations and Warranties	36
7.2	Compliance with Covenants	36
7.3	Investor Approval	36
7.4	No Injunction	37
7.5	Execution and Delivery of Agreements	37
7.6	Officer’s Certificate	37
7.7	Litigation	37
7.8	Release of Liens on Servicing Rights	37
7.9	Sale Date Documentation	37
7.10	Stockholder Approval	38
7.11	HSR Compliance	38
7.12	True Sale Opinion	38
7.13	Servicing Agreements	38
7.14	Portfolio Retention	38
7.15	Subservicer	38

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		38

8.1	Correctness of Representations and Warranties	38
8.2	Compliance with Covenants	38
8.3	Investor Approval	39
8.4	No Injunction	39
8.5	Execution and Delivery of Agreements	39
8.6	Financial Condition of Purchaser	39
8.7	Stockholder Approvals	39
8.8	Officer’s Certificate	39
8.9	Litigation	39
8.10	Sale Date Documentation	39
8.11	Stockholder Approval	39
8.12	HSR Compliance	39
8.13	Portfolio Retention	40

ARTICLE IX REMEDIES		40

9.1	Mitigation; Recourse From Investors	40
9.2	Indemnification by Seller	41
9.3	Indemnification by Purchaser	42
9.4	Procedures For Third Party Claims That Are Indemnifiable	42
9.5	Defense Against Repurchase; Optional Repurchase	42
9.6	Exclusive Remedy	43
9.7	Limitations on Indemnification Obligations	43
9.8	Limited Survival	44
9.9	Treatment of Indemnity Payments	44
9.10	Limitation of Damages	44

ARTICLE X TERMINATION		45

10.1	Termination	45
10.2	Notice; Effect of Termination	46
	Break-Up Fee	47

ARTICLE XI MISCELLANEOUS		48

11.1	Supplementary Information	48
11.2	Broker’s Fees	48
11.3	Further Assurances	48
11.4	Assignment	48
11.5	Reserved	49
11.6	Notices	49
11.7	Entire Agreement	51
11.8	Binding Effect	51
11.9	Governing Law; Jurisdiction	51
11.10	Specific Performance	52

11.11	Counterparts	52
11.12	Amendment and Waiver	52
11.13	Announcements	52
11.14	Treatment of Sales of Servicing Rights	53

EXHIBITS AND SCHEDULES

Exhibit 1.1	Mortgage File
Exhibit 1.1A	Mortgage Loan File
Exhibit 1.1B	Cut-off Dates
Exhibit 1.2	List of Mortgage Loans for Advance Purchase Price Percentage
Exhibit 1.3	Identified Sections of the Data Room
Exhibit 2	Seller Disclosure Letter
Exhibit 2.1	Form of Assignment Agreement
Exhibit 2.2	Form of Cross Receipt
Exhibit 3.1A	Pricing Exhibit
Exhibit 3.2	Wire Instructions
Exhibit 3.3(a)	Settlement Report
Exhibit 3.5A	Loan-Level Advance Data
Exhibit 3.5B	Advance Worksheet
Exhibit 4.9(e)	Servicing Agreement Schedule
Exhibit 6.15(b)	Subservicer Termination Events
Exhibit 6.15(c)	Interim reporting
Exhibit 9.7	Excepted Matters

AGREEMENT FOR THE
PURCHASE AND SALE
OF
SERVICING RIGHTS

This AGREEMENT FOR THE PURCHASE AND SALE OF SERVICING RIGHTS, is entered into on the 28th day of December, 2016 (the “Effective Date”), by and between New Residential Mortgage LLC (the “Purchaser”), PHH Mortgage Corporation, a New Jersey corporation (the “Seller”) and, solely for purposes of Sections 6.1 and 6.9 and Articles I, X and XI, PHH Corporation, a Maryland corporation (“Seller Parent” and, together with Seller, the “Seller Parties”).

WITNESSETH:

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell, transfer and assign, and Purchaser desires to purchase and assume all right, title and interest in and to certain Servicing Rights (as defined below), from time to time; and

WHEREAS, the servicing of the Mortgage Loans as to which the related Servicing Rights were sold on a Sale Date shall be subserviced by the Seller pursuant to the Subservicing Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1                               Definitions.  As used in this Agreement, the following terms shall have the meanings specified below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that Seller Parent determines in good faith are no less favorable in the aggregate to the Seller Parties than those contained in the Confidentiality Agreement (for the avoidance of doubt, such confidentiality agreement does not have to include any standstill provision).

“Accepted Servicing Practices”:  With respect to any Mortgage Loan, those mortgage servicing standards, policies and practices that are in accordance with (i) accepted and prudent mortgage servicing practices (including collection procedures) that are consistent with generally accepted mortgage servicing practices with respect to a mortgage loan of that type, (ii) the terms of the related Mortgage Loan Documents, (iii) Applicable Requirements (as it relates to the servicing of Mortgage Loans) and (iv) the terms of this Agreement.

“Acquisition Agreement”:  As defined in Section 6.9(c) hereof.

“Action”:  Any action, suit, inquiry, proceeding, investigation, claim, or litigation by or before any Governmental Entity related to the Mortgage Loans, the Servicing Rights or this Agreement.

“Additional Source”: As defined in Section 9.1(b) hereof.

“Advance Escrow Agreement”:  An agreement amongst Seller, Purchaser and one or more other Persons which provides for, among other things, the escrowing of monies for the purchase by Purchaser of outstanding Advances and the release of security interests held therein by one or more Persons.

“Advances”: The moneys that have been advanced by Seller in connection with the servicing of the Mortgage Loans (including advances for principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of Mortgaged Properties) in accordance with the related Servicing Agreement.

“Advances Purchase Price Percentage”:  One hundred percent (100%) for the Mortgage Loans set for on Exhibit 1.2 and ninety seven percent (97%) for all other Mortgage Loans.

“Agencies”: Fannie Mae, Freddie Mac, FHA, HUD, VA and USDA, as applicable.

“Agency Cap”: With respect to a Mortgage Loan that is a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan, an amount equal to the product of five percent (5.0%) multiplied by the Servicing Rights Purchase Price for the related Servicing Rights.

“Agreement”: This Agreement for the Purchase and Sale of Servicing Rights, including all amendments hereof and supplements hereto, and all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Ancillary Fees”:  All incidental servicing fees, including any charges for dishonored checks, pay-off fees, assumption fees, conversion fees, commissions and administrative fees, lien release fees, HAMP fees, modification fees and incentive income, etc., any interest received on funds deposited in the Custodial Accounts (and not held for the benefit of Mortgagors) and any other similar fees and similar fees and charges collected from or assessed against the Mortgagor in accordance with Applicable Requirements.

“Applicable Requirements”:  With respect to any Mortgage Loan, (i) all contractual obligations of Seller and any Originators or Prior Servicers under the related Servicing Agreements; (ii) Laws applicable to the origination, servicing, purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the Mortgage Loans, including without limitation the applicable requirements of any Agency, Investor or Insurer, the Consumer Financial Protection Bureau, or any other governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; (iii) all other judicial and administrative judgments, orders, stipulations, awards, writs and injunctions enforceable against Seller or applicable to any Originators or Prior Servicers, the Servicing

Rights or the Mortgage Loans; (iv) all Investor and Agency guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to the Mortgage Loans and/or the Servicing Rights; and (v) except in respect of any REO Property, the terms of the related Mortgage and Mortgage Note.

“Assignment Agreement”:  An agreement substantially in the form of Exhibit 2.1 to this Agreement or in such other form as mutually agreed upon by the Parties in writing.

“Assignments of Mortgage Instruments”:  A written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage Instrument identified therein from the transferor to the transferee named therein. With respect to any MERS Mortgage Loan, an Assignment of Mortgage Instrument shall include a notice of transfer sufficient under the governing instruments of MERS to reflect a transfer of the Mortgage Loan.

“Bid Tapes”: The data tape(s) or electronic data files(s) delivered to Purchaser via box.com containing data concerning the Mortgage Loans and related Servicing Rights as of October 31, 2016, in connection with the offering of Servicing Rights.

“Bifurcation”:  With respect to each Fannie Mae Mortgage Loan and Freddie Mac Mortgage Loan, an agreement from the applicable Agency consenting to a bifurcation of liability between Seller and Purchaser, substantially similar to each such agreement provided to Purchaser on December 16, 2016.

“Business Day”:  Any day other than (i) a Saturday or Sunday, or (ii) a day on which the Federal Reserve is closed.

“Cap”: Each of the Agency Cap and the Private Label Cap.

“Change of Recommendation”:  As defined in Section 6.9(c) hereof.

“Claim”:  Any claim, demand or litigation related to the Mortgage Loans, the Servicing Rights or this Agreement.

“Claim Notice”:  As defined in Section 9.8 hereof.

“Closing”: The consummation of the sale and purchase of the applicable Servicing Rights on the related Sale Date pursuant to the terms of this Agreement.

“Competing Proposal”: Any inquiry, proposal or offer to acquire in any manner (including through merger, recapitalization, liquidation, dissolution or the acquisition of stock or voting power in Seller Parent or any subsidiary of Seller Parent), in one transaction or a series of related transactions (however structured), directly or indirectly, 20% or more of the Servicing Rights or control thereover (other than the Transactions); provided, however, that any such inquiry, proposal or offer shall constitute a Competing Proposal only if and to the extent it would prohibit or prevent Seller Parent or Seller from consummating the Transactions.

“Conditions Precedent Provision”:  Collectively, Articles VII and VIII hereof.

“Confidentiality Agreement”:  A non-disclosure agreement, dated April 28, 2016, by and between New Residential Investment Corp. and the Seller Parent.

“Consent Conditions”:  The condition set forth in Section 7.3 and 8.3 hereof.

“Consent Waiver”:  As defined in Section 2.2(b) hereof.

“Contested Enforcement Action”:  Any enforcement action, litigation or other adversary proceedings brought in respect of any Mortgage Loans or the Servicing Rights, to the extent relating to any period of time prior to the related Sale Date.

“Contested Litigation”:  Any non-routine Action relating to any Mortgage Loans or the Servicing Rights that has been commenced prior to the related Sale Date, including, without limitation, class actions, counterclaims, adversary proceedings, sanction or contempt proceedings, show cause orders, appeals and lawsuits.

“Cross Receipt”:  An agreement substantially in the form of Exhibit 2.2 to this Agreement or in such other form as mutually agreed upon by the Parties in writing.

“Custodial Accounts”:  The accounts in which Custodial Funds are deposited and held by Servicer.

“Custodial Funds”:  All funds held by or on behalf of Seller with respect to the Mortgage Loans, including all principal and interest funds and any other funds due Investors, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by Applicable Requirements) maintained by or in the control of Seller relating to the Mortgage Loans.

“Cut-off Date”:  As to each Investor, the related date set forth in Exhibit 1.1B attached hereto.

“Deductible”: With respect to any Sale Date, an amount equal to the product of one half of one percent (0.5%) multiplied by the sum of the unpaid principal balance of the related Mortgage Loans for such Sale Date and the unpaid principal balance of the Mortgage Loans applicable to all prior Sale Dates.

“Document Custodian”:  As to each of the Seller and the Purchaser for the Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, the Person engaged by each such party for the retention of the Legal Documents and other documents required to be retained by the Document Custodian.

“Document Holdback”:  An amount equal to five percent (5%) of the estimated aggregate Purchase Price applicable to the Servicing Rights for the Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans to be sold to Purchaser on any Sale Date (subject to revision for the final Purchase Price in accordance with Section 3.4(b)(iv)).

“Document Holdback Denominator”: With respect to any Sale Date, the unpaid principal balance of the related Mortgage Loans (as of such Sale Date).

“Effective Date”:  As defined in the introductory phrase of this Agreement.

“Escrow Agent”: J.P. Morgan Chase Bank, N.A. or such other Person as mutually agreed upon by the Seller and the Purchaser.

“Escrow Agreement”: That certain agreement among the Seller, the Purchaser and the Escrow Agent, entered into prior to the initial Sale Date.

“Exceptions List”:  As defined in the Section 3.4(b)(ii) hereof.

“Exchange Act”:  As defined in Section 4.5 hereof.

“Fannie Mae”:  Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Mortgage Loan”:  A mortgage loan with respect to which Fannie Mae owns the beneficial interest therein or that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Fannie Mae.

“FHA”:  The Federal Housing Administration of the United States Department of Housing and Urban Development, or any successor thereto.

“Freddie Mac”:  Federal Home Loan Mortgage Corporation, or any successor thereto.

“Freddie Mac Mortgage Loan”:  A mortgage loan with respect to which Freddie Mac owns the beneficial interest therein or that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Freddie Mac.

“Governmental Entity”:  Any governmental or regulatory (including stock exchange) body, agency, court, commission, instrumentality, authority or other legislative, executive or judicial entity.

“HSR Act”:  Hart-Scott-Rodino Antitrust Improvements Act, as amended.

“HUD”:  The United States Department of Housing and Urban Development, or any successor thereto.

“Identified Sections of the Data Room”:  The sections of the electronic data room to which the Purchaser has been provided access by the Seller set forth on Exhibit 1.3.

“Insurer”:  FHA, VA, USDA or any private mortgage insurer, pool insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy or other insurance policy, and any successor thereto, with respect to the Mortgage Loan or the Mortgaged Property.

“Investor”:  With respect to any Mortgage Loan, Freddie Mac, Fannie Mae or any other owner thereof, as applicable.

“Investor Consent”:  The written consent of each Investor in compliance with the applicable Investor’s requirements, to the transfer of the applicable Servicing Rights from Seller to Purchaser and to permit Seller to act as subservicer for the related Mortgage Loans, which, for Private Label Mortgage Loans, shall include approval, if applicable, for the Purchaser or Purchaser’s designee or Purchaser’s assignee as described in Section 11.4(iii) to be named servicer under the related Servicing Agreement in accordance with the explicit successor servicer requirements of such Servicing Agreement.

“Knowledge of Purchaser”:  The actual knowledge of the individuals set forth on Section 1.1(a) of the Seller Disclosure Letter, in each case, after due inquiry.

“Knowledge of Seller”: The actual knowledge of the individuals set forth on Section 1.1(a) of the Seller Disclosure Letter, in each case, after due inquiry.

“Law”: Any domestic (including, all federal, state and local legal and regulatory requirements) or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, orders, ordinances or legally enforceable requirements enacted, issued, adopted or promulgated by any Governmental Entity.

“Legal Documents”:  Those documents in the possession of Seller or its agents comprising part of the Mortgage File, described in Exhibit 1.1 attached hereto.

“Liability Holdback”:  With respect to any Sale Date, an amount equal to the sum of the related Agency Cap and the related Private Label Cap.

“Loss”:  Any and all direct, actual losses, damages, deficiencies, claims, curtailments, compensatory fees, penalties, any loss or diminution of USDA, VA or FHA mortgage insurance or mortgage guarantee benefits, costs or expenses, including reasonable attorney’s fees and disbursements, and the amounts of denied or reduced insurance or guaranty coverage.  For purposes of clarification, the term “Loss” excludes (a) any diminution in value of the Servicing Rights or general increase in the internal cost of servicing and (b) ordinary deductions from the calculation of insurance or guaranty benefits by an Insurer assuming the servicer complied with Applicable Requirements, including, payment of interest by FHA at the debenture rate rather than the Mortgage Note rate and deductions for a portion of expenses and interest.

“Maryland Provisions”:  As defined in the Section 11.9(a) hereof.

“Material Adverse Effect”:  Any fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to have (a)  a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Seller or the Seller Parent; (b) a material adverse effect upon the legality, validity, binding effect or enforceability of the Agreement against the Seller or the Seller Parent; (c) a material adverse effect upon a material portion of the Servicing Rights, or (d) prevent or materially delay or materially impede the ability of the Seller Parties to consummate the Transactions; provided, however, that in no event will any of the following facts, circumstances, events, changes or occurrences, alone or in combination, be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be a Material Adverse Effect:  (i) any changes in general economic conditions or securities, banking, credit, financial or capital markets conditions (whether in the United States or any other country or in any international market), including changes in interest rates or currency exchange rates, (ii) any changes in conditions generally affecting any of the industries in which Seller operates, (iii) regulatory, legislative or political conditions, in each case in the United States or any foreign jurisdiction (except to the extent such conditions have a disproportionate effect on Seller, relative to others in the industries in which Seller operates), (iv) any failure, in and of itself, of Seller to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (v) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Seller Parties with employees or business partners, and any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, or compliance by the Seller Parties with the terms of this Agreement, (vi) the performance by the Seller Parties of their obligations under this Agreement, (vii) any change in applicable Law or GAAP (or authoritative interpretations thereof), (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Effective Date (except to the extent such conditions or event have a disproportionate effect on Seller relative to others in the industries in which Seller operates), (ix) any hurricane, tornado, flood, earthquake or other natural disaster, (x) any increase or decreases in Advances or (xi) any adverse effect in or effect on the Servicing Rights or the Advances that is cured prior to the applicable Sale Date or (xii) any item or items set forth on the Seller Disclosure Letter.

“MERS”:  The Mortgage Electronic Registration System.

“MERS Mortgage Loan”: Any Mortgage Loan as to which MERS, or its designee, is the mortgagee of record, pursuant to the related Mortgage Instrument or an Assignment of Mortgage Instrument, as nominee or agent for the holder from time to time of the Mortgage Note.

“Monthly Advances”: Advances in respect of principal and/or interest.

“Monthly Document Holdback Loans”: As defined in Section 3.4(b)(iii) hereof.

“Monthly Document Holdback Report”: As defined in Section 3.4(b)(iii) hereof.

“Mortgage File”:  Those documents (comprised of Legal Documents and Servicing File Documents) in the possession of Seller or its agents described on Exhibit 1.1 attached hereto.

“Mortgage Instrument”:  Any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a Mortgage Note.

“Mortgage Loan”:  Each of the mortgage assets listed on Exhibit 1.1A, including, for purposes of clarification, each REO Property listed thereon, as adjusted in accordance with Section 3.3(c) hereof.

“Mortgage Loan Documents”:  The Mortgage Instruments and Mortgage Notes; provided that the Mortgage Loan Documents for any REO Property shall only be the related deed.

“Mortgage Note”:  The promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan; provided that there shall be no Mortgage Note with respect to any REO Property.

“Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon.

“Mortgagor”: Any obligor under a Mortgage Note and Mortgage Instrument.

“Non-MERS Mortgage Loan”:  A Mortgage Loan other than a MERS Mortgage Loan.

“NYSE”:  As defined in Section 4.5 hereof.

“Origination Source”: Any Person who, in connection with the origination of a Mortgage Loan or the program under which such Mortgage Loan was originated, retained the right to consent to the subsequent transfer of servicing of such Mortgage Loan and/or sale of the related Servicing Rights.

“Origination Source Consent”: The written consent of an Origination Source.

“Originator”:  With respect to any Mortgage Loan, the Person(s) that (i) took the loan application, (ii) processed the loan application, (iii) underwrote the loan application, and/or (iv) closed or funded the Mortgage Loan.

“Parties”: Seller, Seller Parent and Purchaser.

“Person”: An individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a Governmental Entity or any other entity.

“Pool”: One or more Mortgage Loans which have been aggregated pursuant to the requirements of the applicable Investor.

“Pricing Exhibit”:  The schedule of pricing attached to this Agreement as Exhibit 3.1A.

“Prior Servicer”:  Any Person that was a Servicer of any Mortgage Loan before the applicable Transfer Date.

“Private Label Cap”: With respect to a Private Label Mortgage Loan, an amount equal to the product of five percent (5.0%) multiplied by the Servicing Rights Purchase Price for the related Servicing Rights.

“Private Label Mortgage Loan”: Any Mortgage Loan that is not a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan.

“Product Type”:  Each of (i) the Fannie Mae Mortgage Loans in the aggregate, (ii) the Freddie Mac Mortgage Loans in the aggregate, and (iii) the Private Label Mortgage Loans in the aggregate.

“Proxy Statement”:  The proxy statement relating to the Special Meeting (as amended or supplemented from time to time).

“Purchase Price”: With respect to any Sale Date, the total amount to be paid by Purchaser pursuant to Section 3.1 to acquire the applicable Servicing Rights on such Sale Date.  With respect to any calculation pursuant to Section 10.3, the total amount to be paid by Purchaser pursuant to Section 3.1 to acquire the Servicing Rights for all of the Product Types on any date of determination.

“Purchase Price Percentage”:  With respect to each Mortgage Loan for which Servicing Rights were sold by the Seller to Purchaser under this Agreement, the pricing rate for such Servicing Rights based on the applicable “multiple”, as further described in the Pricing Exhibit.

“Purchaser”: As defined in the introductory phrase of this Agreement.

“Reconciliation Date”:  As defined in Section 3.3(b) hereof.

“Reconciliation Report”:  As defined in Section 3.3(b) hereof.

“Related Parties”:  With respect to a Person, such Person’s officers, directors, shareholders, partners, members, owners, employees and agents.

“REO Property”:  With respect to a Mortgage Loan the real property to which the Investor, or another Person acting on the Investor’s behalf, has taken ownership.

“Representatives”:  With respect to a Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives.

“Required Consent”: Each Investor Consent or Origination Source Consent, as applicable.

“Required Consent Fees”: As defined in Section 6.2 hereof.

“Sale Date”:  A date on which some or all of the Servicing Rights are conveyed by Seller to Purchaser under this Agreement.

“Sale Date Payment”:  As defined in Section 3.4(a)(i) hereof.

“Seller”:  As defined in the introductory phrase of this Agreement.

“Seller Disclosure Letter”:  The disclosures attached hereto as Exhibit 2.

“Seller Parent Approval”:  As defined in Section 4.3(a) hereof.

“Seller Parent Board”:  As defined in Section 4.3(b) hereof.

“Seller Parent Recommendation”:  As defined in Section 4.3(b) hereof.

“Seller Parties”:  As defined in the introductory phrase of this Agreement.

“Servicer”:  The Person contractually obligated, at any time, to administer the servicing rights under the Servicing Agreements.

“Servicing Agreement”:  With respect to any Mortgage Loan, the fully executed contracts (including any pooling agreement, servicing agreement, custodial agreement or other agreement or arrangement) defining the rights and obligations of the Servicer.

“Servicing File Documents”:  Those documents comprising part of the Mortgage File described on part C of Exhibit 1.1 attached hereto.

“Servicing Platform”:  The Seller’s business of originating and servicing residential mortgage loans and real properties for its benefit and for the benefit of other Persons.

“Servicing Rights”:  With respect to each Mortgage Loan, collectively, (i) the rights and obligations to service, administer, collect payments for the reduction of principal and application of interest, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, provide full escrow administration in respect of the Mortgage Loans, (ii) any other obligations required by any Agency, Investor or Insurer in, of, for or in connection with the Mortgage Loans pursuant to the Servicing Agreements, (iii) the right to possess any and all documents, files, records, Mortgage Files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans, (iv) the right to receive the servicing fees and any Ancillary Fees arising from or connected to the Mortgage Loans and the benefits derived from and obligations related to any accounts arising from or connected to such Mortgage Loans, (v) solely to the extent set forth in the related Servicing Agreement, all clean-up call or related rights, and (vi) and all rights, powers and privileges incident to any of the foregoing, in each case subject to and in accordance with the related Servicing Agreement.

“Servicing Rights Reimbursement Price”:  The sum of the following with respect to any Servicing Rights repurchased under this Agreement: (a) the applicable Purchase Price

Percentage multiplied by the unpaid principal balance of the related Mortgage Loan as of the date of determination for such reimbursement; provided, however, that if the related Mortgage Loan has been the subject of a modification or any other principal reduction or forbearance, in each case, following the related Sale Date, for the purposes of this calculation, the unpaid principal balance of the Mortgage Loan shall not be reduced by the amount of any principal reduction made in connection with such modification, principal reduction or forbearance; plus (b) all other sums paid by the Purchaser to the Seller for the Servicing Rights and for the related Advances made by the Purchaser to the extent the Purchaser has not been reimbursed for such Advances in connection with the related Mortgage Loan and Servicing Rights and such Advances have been deemed nonrecoverable pursuant to Applicable Requirements.

“Settlement Report”:  As defined in Section 3.3(a) hereof.

“Shares”: The shares of common stock of Seller Parent, par value $0.01 per share.

“Special Meeting”:  A special meeting of Seller Parent’s stockholders (including any adjournment or postponement thereof) for the purpose of, among other matters, considering and taking action upon the Transactions which is not conditioned upon and, is independent of, the approval of any other transaction contemplated by the Seller or Seller Parent.

“Stockholder Approval”:  As defined in Section 8.7 hereof.

“Subservicing Agreement”:  That certain Mortgage Loan Subservicing Agreement, entered into by and between  Seller and  Purchaser and effective as of the first Sale Date, for the subservicing by Seller of the Mortgage Loans as to which the related Servicing Rights have been sold by Seller to Purchaser under this Agreement.

“Superior Proposal”: Any written Competing Proposal (on its most recently amended or modified terms, if amended or modified) that the Seller Parent Board determines in good faith, after consultation with legal and financial advisor, (taking into account any changes to this Agreement proposed by Purchaser in response to one or more Competing Proposals) is more favorable to Seller Parent and/or the stockholders of Seller Parent than the Transactions (taking into consideration among other things, all legal, financial, regulatory and other aspects of the proposal deemed relevant by the Seller Parent Board, including the financing terms thereof and the likelihood of consummation (including the anticipated timing, conditions and prospects for completion of such proposal)); provided that, for purposes of this definition of “Superior Proposal,” references in the term “Competing Proposal” to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%)”.

“Survival Period”:  As defined in Section 9.8 hereof.

“Third Party Claim”:  As defined in Section 9.4 hereof.

“Third Party Intermediary”:  The Person appointed under the Escrow Agreement to adjudicate any claims made thereunder.

“Trailing Loan Documents”:  Mortgage Loan Documents that are required by the Investor pursuant to Applicable Requirements to be part of the Mortgage File that, as of the time of reference, are (i) in the custody of counsel in accordance with Applicable Requirements, (ii) have been submitted for recording and have not yet been returned by the applicable recording office or (iii) have not been provided by the issuing entity in the case of a final title policy.

“Transactions”: The transactions contemplated by this Agreement.

“USDA”: The United States Department of Agriculture or any successor thereto.

“VA”:  The United States Department of Veterans Affairs or any successor thereto.

“VA Loan”:  A Mortgage Loan which is guaranteed by the VA.

1.2                               General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                 Terms used in this Agreement have the meanings assigned to them in this Agreement, and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

(b)                                 Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

(c)                                  References herein to a “Section,” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s).

(d)                                 The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.

(e)                                  Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

(f)                                   Each reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

(g)                                  References to days shall mean consecutive calendar days unless otherwise specified as “Business Days”.

(h)                                 The term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II

SALE OF SERVICING RIGHTS AND RELATED MATTERS

2.1                               Items to be Sold, Transferred and Assigned.

(a)                                 Upon the terms and subject to the conditions of this Agreement, pursuant to an Assignment Agreement executed by the Purchaser and the Seller executed in accordance with Section 2.3, Seller, on each Sale Date, shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and assume from Seller, all of Seller’s right, title, interest in and to the Servicing Rights transferred on such Sale Date (as determined in accordance with Section 2.2 hereof), together with the related Advances and Custodial Funds.  Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, on each Sale Date, all of Seller’s obligations with respect to and under the related Servicing Rights transferred on such Sale Date and related Servicing Agreements (i) to the extent required by the applicable Agency related to the Fannie Mae Mortgage Loans and/or the Freddie Mac Mortgage Loans, as applicable, and (ii) to the extent required under related Servicing Agreement in accordance with the successor servicer requirements of such Servicing Agreement with respect to the Servicing Rights related to the Private Label Mortgage Loans.

(b)                                 The Parties acknowledge and agree that, to the extent that this Agreement terminates in accordance with Section 10.1, any Servicing Rights that have not been sold on a Sale Date prior to such termination shall not be sold by Seller to Purchaser under this Agreement.

(c)                                  The Parties acknowledge and agree that Purchaser is only purchasing and assuming the assets and obligations set forth in Section 2.1(a) hereof, which, for the avoidance of doubt, shall not include the Servicing Platform and Purchaser shall not assume or otherwise be liable in respect of any of the obligations and liabilities of any Seller Party of any kind (known or unknown, matured or unmatured, accrued, recorded or unrecorded, or contingent, regardless of whether such rights are currently exercisable) related to the Servicing Platform.

2.2                               Determination of each Sale Date.

(a)                                 Upon the satisfaction or waiver of the conditions set forth in the Conditions Precedent Provision (other than those conditions that, by their nature, are satisfied on the related Sale Date), a Sale Date shall occur with respect to the Servicing Rights relating to an Investor on the first Cut-off Date that occurs at least twenty-five (25) calendar days after such satisfaction or waiver.

(b)                                 To the extent that all conditions, other than the Consent Conditions, set forth in the Conditions Precedent Provision (other than those conditions that, by their nature, are satisfied on the related Sale Date) have been satisfied or waived, Seller, in its sole discretion, may temporarily waive the Consent Conditions by written notice to Purchaser (the “Consent Waiver”). Upon delivery of the Consent Waiver, a Sale Date shall occur with respect to the Servicing Rights as to which all related Required Consents have been obtained on the first applicable Cut-off Date relating to each Investor that occurs at twenty-five (25) calendar days after delivery of the Consent Waiver.

(c)                                  Immediately after the occurrence of the final Sale Date for the applicable Investor in accordance with Section 2.2(b) for a Consent Waiver, the Conditions Precedent Provisions shall be reinstated, after which any future Sale Dates shall be determined in accordance with this Section 2.2.

(d)                                 Without limiting the foregoing, it shall not be a condition to the occurrence of any Sale Date that Purchaser obtain or causes to go into effect any amendments to any Servicing Agreements (including in respect of servicer advance facilities).

2.3                               Evidence of Sale.

(a)                                 Prior to or on the applicable Sale Date, Purchaser and Seller shall execute and deliver the documents required by each applicable Investor in connection with the transfer of the Servicing Rights hereunder, in form and substance reasonably satisfactory to Purchaser and Seller, and shall execute and/or deliver such other schedules, reports instruments or documents as Purchaser and Seller shall reasonably determine are necessary or appropriate to evidence the Transactions.

(b)                                 On each Sale Date, the Seller and the Purchaser shall execute and deliver an Assignment Agreement and a Cross Receipt with respect to the Servicing Rights being sold on such Sale Date (subject to the satisfaction of the terms of this Agreement, including but not limited to, the representations, warranties, covenants and conditions precedent set forth herein)..

ARTICLE III

PURCHASE PRICE AND RELATED MATTERS

3.1                               Purchase Price.  In consideration for the transfer and sale contemplated herein of the Servicing Rights on a Sale Date, Purchaser shall pay to Seller the Purchase Price for such Servicing Rights, as calculated and adjusted in accordance with the Pricing Exhibit.

3.2                               Form of Payment to be Made.  Unless otherwise agreed to by the Parties, all payments to be made by a Party to another Party, or such other Party’s designee, shall be made by wiring immediately available funds in United States dollars to the accounts designated by the receiving Party in accordance with such Party’s written instructions set forth on Exhibit 3.2 (or as otherwise provided in writing).

3.3                               Procedures for Sale of Servicing Rights.

(a)                                 Settlement Report.  No later than seven (7) Business Days prior to each Sale Date, Seller shall deliver to Purchaser a loan level report of all Servicing Rights to be sold to Purchaser on such Sale Date (the “Settlement Report”).  The Settlement Report shall include an estimated Purchase Price for such Servicing Rights and such other information set forth on Exhibit 3.3(a).  Purchaser shall review and either approve or object (in writing) to such Settlement Report within two (2) Business Days of Purchaser’s receipt thereof.  In the event that Purchaser objects to the content of the Settlement Report, Purchaser’s written objection shall contain sufficient specificity to enable Seller to reconcile and/or remedy any and all exceptions discovered by Purchaser on or before the Sale Date.

(b)                                 Reconciliation Report.  On the fifth (5th) Business Day following each Sale Date (the “Reconciliation Date”), Seller shall furnish to Purchaser a final report (the “Reconciliation Report”) which includes, among other things, the final Purchase Price for the related Servicing Rights and the information set forth on Exhibit 3.3(a).

3.4                               Payment of Purchase Price by Purchaser.  Subject to the terms and conditions herein, the Purchase Price shall be paid by Purchaser to Seller as follows:

(a)                                 Sale Date Payments.

(i)                                     On each Sale Date, Purchaser shall pay to Seller (a “Sale Date Payment”) an amount equal to the estimated aggregate Purchase Price applicable to the Servicing Rights to be sold to Purchaser as of such Sale Date minus the sum of (1) the related Liability Holdback and (2) the related Document Holdback.

(b)                                 Holdback Payments.

(i)                                     On each Sale Date only, simultaneously with the related Sale Date Payment, the Purchaser shall retain the Document Holdback and shall remit to the Escrow Agent, to be held by the Escrow Agent in accordance with the Escrow Agreement, the Liability Holdback.

(ii)                                  The Purchaser shall cause the Document Custodian, at the Purchaser’s expense, to review the contents of the Mortgage Files relating to the Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans only as soon as practicable following the applicable Sale Date and, on a monthly basis thereafter, Purchaser shall or shall cause its Document Custodian to deliver to Seller and Purchaser a list of the related Mortgage Loans (for which the related Servicing Rights were sold on such Sale Date) as to which the related Legal Documents have not been provided in full (the “Exceptions List”).

(iii)                               Commencing on the tenth (10th) calendar day, or if such tenth (10th) calendar day is not a Business Day then the immediately succeeding Business Day, of each  calendar month after the first Exceptions List is delivered until all Legal Documents relating to a Sale Date are delivered (or until Purchaser and Seller mutually agree otherwise), Purchaser or its Document Custodian shall provide Seller with a report (a “Monthly Document Holdback Report”) listing all Mortgage Loans (the “Monthly Document Holdback Loans”) on the related Exceptions List (x) as to which all or substantially all of the related Legal Documents were delivered to the Document Custodian and/or (y) that have paid in full, liquidated or been foreclosed upon.  As to any Sale Date all Mortgage Loans not on the initial Exceptions List for which the related Servicing Rights were sold shall also be included in the initial Monthly Document Holdback Report as Monthly Document Holdback Loans.

(iv)                              Within five (5) Business Days of delivery of each Monthly Document Holdback Report for Servicing Rights and a related Sale Date, Purchaser shall pay Seller from the Document Holdback an amount equal to the product of the Document Holdback multiplied by a fraction, the numerator of which is the unpaid principal balance of the Mortgage Loans (as of the related Sale Date) set forth in the related Monthly Document Holdback Report and the denominator of which is the Document Holdback Denominator; provided, however, that, upon the Document Holdback Amount relating to any Sale Date reaching the final twenty percent (20%) of the Document Holdback Amount, the Seller and the Purchaser shall mutually agree upon a process to cure any remaining missing Legal Documents or, if such missing Legal Documents cannot be cured, agree upon a settlement in respect of such missing Legal

Documents.  For the avoidance of doubt, amounts paid from the Document Holdback will not be applied to reduce the Liability Holdback or the Agency Cap or the PLS Cap.

(v)                                 Seller shall be entitled, at no cost or expense to itself, from time to time, to audit and inspect (both on-site and off-site) the books and records of Purchaser with respect to the data and information supporting each Monthly Document Holdback Report.  Purchaser shall reasonably respond to all such audit requests.

(vi)                              Liability Holdback. The Escrow Agent shall hold the aggregate Liability Holdback until the expiration of any and all Survival Periods and the resolution of any and all claims for which notice was received by the Third Party Intermediary prior to the expiration of the Survival Period.  To the extent that the Purchaser has a claim against Seller in accordance with the indemnification provisions of this Article IX, the Purchaser shall make a claim in accordance with the Escrow Agreement (or other form of dispute resolution as mutually agreed by the Purchaser and Seller).  The Purchaser and Seller hereby agree (i) that each party shall pay fifty percent (50%) of the fees and expenses of the Escrow Agent and (ii) following a claim by the Purchaser in accordance with the Escrow Agreement (or other form of dispute resolution as mutually agreed by the Purchaser and Seller) that results in adjudication of the claim by the Third Party Intermediary, (a) to the extent the Purchaser is not entitled to any funds from the Liability Holdback, the Purchaser shall pay the Third Party Intermediary’s fees and expenses incurred for such claim and (b) to the extent the Purchaser is entitled to funds from the Liability Holdback arising out of a successful claim, the fees and expenses incurred by the Third Party Intermediary shall be paid by the Purchaser and the Seller proportionally, based upon the portion of the successful claim relative to the full claim made to the Third Party Intermediary.  Following the expiration of any and all Survival Periods hereunder and the resolution of any and all claims for which notice was received by the Third Party Intermediary prior to the expiration of the Survival Period, the remaining balance (if any) of the Liability Holdback will be released to the Seller in accordance with the Escrow Agreement.

(c)                                  Reconciliation Payments.  On the first (1st) Business Day following the Reconciliation Date, the Purchase Price in respect of each Mortgage Loan shall be adjusted as set forth on the Reconciliation Report.  To the extent that the estimated aggregate Purchase Price set forth on the Settlement Report exceeds the aggregate Purchase Price on the related Reconciliation Report, Seller shall refund such excess to Purchaser by the end of the following Business Day.  To the extent that the aggregate Purchase Price set forth on the Reconciliation Report exceeds the estimated aggregate Purchase Price on the related Settlement Report, Purchaser shall pay such excess to Seller by the end of the following Business Day.

3.5                               Advance Reimbursement.

(a)                                 On the related Sale Date, Purchaser shall acquire all Advances relating to the Servicing Rights sold on such Sale Date for a price equal to the product of the Advances Purchase Price Percentage multiplied by such Advances, all in accordance with, if applicable, one or more Advance Escrow Agreements.

(i)                                     Not less than five (5) Business Days prior to any Sale Date, the Seller shall provide the Purchaser with (i) the related loan-level advance data set forth on Exhibit

3.5A, (ii) the information in the Seller’s possession regarding the Advances with respect to the worksheet on the form set forth on Exhibit 3.5B, in each case, as of the applicable cut-off date mutually agreed upon between the Purchaser and Seller and (iii) any other information reasonably requested by Purchaser’s advance facility lender.

(ii)                                  Within fifteen (15) calendar days following the related Sale Date, with respect to the data/reports provided by the Seller pursuant to Section 3.5(a)(i), the Seller shall provide updated data/reports as of the related Sale Date and will show any variances from the mutually agreed cut-off date to the related Sale Date.  To the extent the updated data/reports provided by the Seller pursuant to this Section 3.5(a)(ii) demonstrates that the amount of Advances which the Purchaser reimbursed the Seller on the related Sale Date (based on the data/reports provided pursuant to Section 3.5(a)(i)) exceeded the actual outstanding Advances as of the Sale Date, Seller shall refund to Purchaser an amount equal to the product of such excess multiplied by the Advances Purchase Price Percentage by the end of the following Business Day.  To the extent the data/reports provided pursuant to Section 3.5(a)(i) demonstrates that the amount of actual outstanding Advances as of the Sale Date (based on  updated data/reports provided by the Seller pursuant to this Section 3.5(a)(ii)) exceeded the amount of Advances which the Purchaser reimbursed the Seller on the related Sale Date (based on the data/reports provided pursuant to Section 3.5(a)(i)), Purchaser shall pay such excess to Seller an amount equal to the product of such excess multiplied by the Advances Purchase Price Percentage by the end of the following Business Day.

(b)                                 The Seller shall make available to the Purchaser for review, within thirty (30) days of each Sale Date (or such other period as agreed by the Seller and the Purchaser), an itemized list for all applicable outstanding Advances, including at a minimum (i) loan level Advance balances (except with respect to Monthly Advances not required by the applicable Servicing Agreement to be made on an individual loan-level basis), (ii) information reflecting the date or period such Advances were made and (iii) loan level information related to the type (i.e., delinquency, taxes and insurance (on a collective basis and not segregated between taxes on the one hand and insurance on the other), attorney fees, property inspection, etc.) and disbursement history of each Advance (which may be in electronic format) together with copies of available invoices and/or other customary evidence with respect to such Advance.

(c)                                  To the extent the Seller subsequently recovers any Advances (other than in its capacity as subservicer under a Subservicing Agreement, which shall be governed by the terms thereof), the Seller shall remit such recoveries to the Purchaser within five (5) Business Days following the end of the calendar month in which such recoveries were received by the Seller.

3.6                               Adjustments.  To correct errors relating to amounts calculated and paid hereunder in respect of the Purchase Price, transfer of the Custodial Funds, payment for the Advances, or payment or transfer of any other amounts due under this Agreement to either Party, either Party may, on a monthly basis, provide written notice to the other Party of any errors identified during the current calendar month; provided that failure to provide notice during such calendar month shall not constitute a waiver of a party’s right to recover any amounts which resulted from any such error.  Within fifteen (15) Business Days after the end of the calendar month in which receipt of information sufficient to provide notice that an error has occurred, the Party benefiting from the error shall (i) pay an amount sufficient to correct and reconcile the Purchase Price, Custodial Fund, Advances or such other amounts, and (ii) provide a reconciliation statement and such other documentation sufficient to satisfy the other Party (in such other Party’s exercise of its reasonable discretion) concerning the accuracy of such reconciliation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

As an inducement to Purchaser to enter into this Agreement and to consummate the Transactions, except as set forth in Section 4 the Seller Disclosure Letter, each of the Seller and the Seller Parent represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to Purchaser as of the date hereof and each Sale Date other than the representations and warranties set forth in Section 4.9 of this Agreement, which shall be made solely as of the applicable Sale Date):

4.1                               Due Organization and Good Standing.  Each Seller Party is a corporation validly existing and in good standing under the Laws of its jurisdiction of organization.  Each Seller Party has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.

4.2                               Authority and Capacity.  Each Seller Party has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.

4.3                               Effective Agreement.

(a)                                 The execution, delivery and performance of this Agreement by each Seller Party and consummation of the Transactions have been duly and validly authorized by all necessary corporate actions of such Seller Party, except that (i) the consummation of the Transactions by Seller Parent requires the Stockholder Approval and (ii) the consummation of the Transactions by Seller requires the approval by Seller Parent as the sole stockholder of Seller (the “Seller Parent Approval”), which approval is subject to the receipt by Seller Parent of the Stockholder Approval.  This Agreement has been duly and validly executed and delivered by each Seller Party and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid and legally binding agreement of each Seller Party enforceable against such Seller Party in accordance with its terms, subject to bankruptcy, insolvency and similar Laws affecting generally the enforcement of creditor’s rights and the discretion of a court to grant specific performance.

(b)                                 At a meeting duly called on December 28, 2016, and held, the board of directors of Seller Parent (the “Seller Parent Board”) (i) declared that the Transactions are advisable and in the best interests of stockholders of Seller Parent, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (iii) resolved (subject to Section 6.8) to recommend to stockholders of Seller Parent that they approve the Transactions, which approval is not conditioned upon and, is independent of, the approval of any other transaction contemplated by the Seller or Seller Parent (such recommendation, the

“Seller Parent Recommendation”) and direct that such matter be submitted for consideration of stockholders of Seller Parent at the Special Meeting.

4.4                               No Conflict.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall (a) violate, conflict with, or constitute a default under any of the terms, conditions or provisions of (i) subject to the receipt of the Stockholder Approval and the Seller Parent Approval, the articles of incorporation, bylaws or other organizational documents of Seller or Seller Parent, (ii) any mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which Seller or Seller Parent is now a party or by which Seller or Seller Parent is bound, or (iii) assuming the receipt of the consents and approvals referred to in clauses (i) through (iv) of Section 4.5, any Law applicable to Seller or Seller Parent, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature upon the Servicing Rights or any of the Mortgage Loans, except, in the case of clauses (a)(ii) and (a)(iii), for any such violation, conflict, default, lien, charge or encumbrance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5                               Consents.  Except for (i) the Investor Consents, (ii) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), the Maryland General Corporation Law and the New Jersey General Corporation Law, (iii) the applicable requirements of the New York Stock Exchange (“NYSE”) and (iv) filings, if any, required under the HSR Act or by the Consumer Financial Protection Bureau, there is no requirement applicable to Seller or Seller Parent to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful performance by Seller or Seller Parent of their respective obligations hereunder, except for such other consents the failure of which to make or obtain would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The Seller is approved and in good standing, to the extent applicable, with each applicable Agency, Investor and Insurer.  The Seller has complied with, and is not in default under, any Laws applicable to its business or properties, the violation of which might reasonably be expected to materially and adversely affect the Seller’s ability to perform its obligations hereunder.  The Seller is an approved seller and servicer for Fannie Mae and Freddie Mac, and is a mortgagee approved by the Secretary of HUD pursuant to Section 203 of the National Housing Act.

4.6                               Litigation.  There is no (a) litigation, claim, demand, proceeding or governmental investigation pending or, to the Knowledge of Seller, threatened in writing against Seller or Seller Parent in respect of the Servicing Rights or the Advances or (b) any outstanding order, injunction or decree binding upon Seller or Seller Parent, in each case of (a) and (b) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  In the preceding twelve (12) month period, no Governmental Entity, Investor, Insurer, rating agency, trustee, master servicer or any other party to a Servicing Agreement has provided written notice to the Seller claiming or stating that the Seller has violated, breached or not complied with any Applicable Requirements in connection with the servicing of the related Mortgage Loans which has not been resolved by the Seller that in each case could reasonably be expected to have a Material Adverse Effect on the Servicing Rights for such related Mortgage Loans being purchased by the Purchaser hereunder, such related Mortgage Loans, the performance by the

Seller of its obligations (or by the Purchaser of its future obligations) under the Servicing Agreements or the sale, assignment and transfer of Servicing Rights or the right to receive any servicing compensation or the performance by the Seller of its obligations under this Agreement.

4.7                               Solvency.  Seller is solvent and the sale of the Servicing Rights will not cause Seller to become insolvent.  The sale of the Servicing Rights is not undertaken to hinder, delay or defraud any of Seller’s creditors.

4.8                               Servicing Agreements.  Exhibit 4.9(e) contains a list of all Servicing Agreements in effect as of the date hereof.

4.9                               Mortgage Loan-Level.  Subject to and as limited by Sections 4.12 and 5.8:

(a)                                 Each Mortgage Loan was serviced in accordance with Applicable Requirements, except in each case where such failure to conform or ineligibility would not be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement or, if such failure to conform or ineligibility would be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement, where such failure to conform or ineligibility would not reasonably be expected to materially impair the ability of Purchaser to realize the economic benefits associated with the Transactions.  With respect to each Mortgage Loan the Seller, each Originator and each Prior Servicer has otherwise complied with all Applicable Requirements in all material respects, except where such lack of compliance would not be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement.  All Custodial Accounts required to be maintained by Seller are being maintained in compliance with Applicable Requirements in all material respects.  Seller is not subject to any ‘event of default’ or similar occurrence under any of the Servicing Agreements.  Seller is not in breach of any representations or warranties made to any Investor, except where such breach would not be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement or, if such breach would be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement, where such breach would not reasonably be expected to materially impair the ability of Purchaser to realize the economic benefits associated with the Transactions.  No party to any of the Servicing Agreements has provided written notice to Seller that such party will terminate any of the Servicing Agreements or Seller’s benefits or the Servicing Rights under any of the Servicing Agreements.

(b)                                 Each Mortgage Loan which is required pursuant to Applicable Requirements to have mortgage, hazard, title insurance and/or a guaranty certificate has such valid and enforceable mortgage, hazard, title insurance and/or a guaranty certificate, except in each case where such failure to would not be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement or, if such failure would be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement, where such failure would not reasonably be expected to materially impair the ability of Purchaser to realize the economic benefits associated with the Transactions.  All provisions of such insurance policies and/or guarantees have been and are being complied with in all material respects, all premiums due thereunder have been paid, and such policies and/or guarantee are in full force and effect, except in each case where such failure would not be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement or, if such failure would be the contractual or legal responsibility of Purchaser as the transferee under the applicable Servicing Agreement, where such failure would not reasonably be expected to materially impair the ability of Purchaser to realize the economic benefits associated with the Transactions.  As to each such policy, there has been no act or omission by Seller which would invalidate any such policy and there has been no event or condition which is reasonably expected to result in the revocation, cancellation or expiration of such policy.  There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any such policy.  With respect to each title insurance policy related to any first lien Mortgage Loan, such title insurance policy is in the amount in accordance with Applicable Requirements, which title policy insures that the related Mortgage Instrument is a valid first lien on the Mortgaged Property therein described.  With respect to each hazard insurance policy, such hazard insurance policy is in the amount by an insurer and otherwise in compliance with and in the manner as may be required by Applicable Requirements.

(c)                                  Section 4.9(c) of the Seller Disclosure Letter sets forth all material judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to each Mortgage Loan as of the Effective Date for which Purchaser will be legally or contractually responsible as the transferee of the Servicing Rights.

(d)                                 Seller is the sole owner of all right, title and interest in and to the related Servicing Rights and, except as otherwise contemplated by the Advance Escrow Agreement, Advances free and clear of all liens, and has the right to act as servicer with respect to the Mortgage Loan pursuant to and subject to the terms and conditions of the related Servicing Agreement.  Seller has not engaged any subservicers, subcontractors or other agents to perform any of its duties under the related Servicing Agreements, other than engagements that are permitted by, and are in compliance in all material respects with the requirements of, such Servicing Agreements.  No portion of the servicing fee payable to Seller under a Servicing Agreement has been sold, assigned or pledged to any Person.  As of the applicable Sale Date, the sale, transfer and assignment by the Seller to the Purchaser of the Servicing Rights and the related documents, and the instruments required to be executed by the Seller and delivered to the Purchaser pursuant to the Applicable Requirements, are valid and enforceable in accordance with their terms and will vest in the Purchaser good and marketable title to the Servicing Rights and the related documents, free and clear of any and all liens, claims, or encumbrances whatsoever (including any restrictions or rights to consent from any Person to the subsequent transfer of servicing of such Mortgage Loan and/or sale of the related Servicing Rights).  As of the applicable Sale Date, the Seller has the sole and full right and authority to sell and assign the Servicing Rights and the related documents to the Purchaser pursuant to this Agreement.  As of the Sale Date, the Seller is not obligated, contractually or otherwise, to sell or offer to sell any of the Servicing Rights and the related documents to any Person other than the Purchaser.

(e)                                  Except as would not reasonably be expected to materially impair the ability of Purchaser to realize the economic benefits associated with the Transactions, each Servicing Agreement is a valid and binding obligation of Seller, is in full force and effect, and is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of Law or a court of equity.

(f)                                   All Advances paid for by Purchaser to Seller were made in accordance with the applicable Servicing Agreement, are fully transferable, have not been repaid in whole or in part, are not subject to any subordination, rescission, set-off, counterclaim, defense, waiver or amendment that could reasonably be asserted against Seller arising out of the failure of Seller, any Originator, Prior Servicer or any of their vendors, subservicers or agents to comply with Applicable Requirements, and Seller has not received any written notice from any Investor or any other Person in which such Investor or other Person disputes or denies a claim by Seller for reimbursement in connection with any such Advance.  Except as contemplated by an Advance Escrow Agreement, no Advance has been sold, transferred, assigned or pledged by Seller to any Person.  Seller has not taken any action that, or failed to take any action the omission of which, would materially impair the rights of Purchaser with respect to any such Advance.  Each Advance has supporting backup documentation, if applicable, in original or imaged form maintained in accordance with Applicable Requirements, and the Seller has not received any notice from the applicable Investor, Agency, any Insurer or any other Person in which such Person disputes or denies a claim by the Seller for reimbursement in connection with any such Advance.  There are no proceedings pending, or, to the best of Seller’s knowledge, threatened, wherein any governmental agency has (A) alleged that any Advances are illegal or unenforceable, (B) asserted the invalidity of any Advances or (C) sought any determination or ruling that might adversely affect the payment or enforceability of any Advances.

(g)                                  The information set forth in the Bid Tapes, in the Identified Sections of the Data Room and on the applicable Settlement Report and Reconciliation Report pertaining to the Mortgage Loans, Advances and Servicing Rights is true, accurate and complete in all material respects as of the dates indicated therein.

(h)                                 Except for any Trailing Loan Documents, the Mortgage File for each Mortgage Loan collectively contains all documents and instruments required for servicing such Mortgage Loan in all material respects in accordance with the related Servicing Agreement without unreasonable expense or delay which would be caused by the condition of the Mortgage File.

(i)                                     The full original principal amount of each Mortgage Loan has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied.

(j)                                    All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents relating to the Mortgage Loans that are required to have been paid by Seller prior to the related Sale Date have been paid by Seller.

(k)                                 All tax service contracts and flood certification contracts applicable to the Mortgage Loans will transfer to and for the benefit of Purchaser at no cost or expense to Purchaser.  All of the Mortgage Loans have a valid, fully paid, transferable, life of the loan tax service contract with an Investor-approved (if such approval is required under Applicable Requirements) tax service provider or the Seller shall promptly reimburse the Purchaser for, the cost of obtaining such a tax service contract.  All of the Mortgage Loans have a valid, fully paid, transferable, life of the loan flood certification contract with an Investor-approved (if such approval is required under Applicable Requirements) flood certification provider or the Seller shall promptly reimburse the Purchaser for the cost of obtaining such a flood certification contract.  Each Mortgage Loan has had a flood zone determination conducted in compliance with the Applicable Requirements and such determination is contained in the appropriate Mortgage File.  Each such tax service and flood certification contract is transferable to the Purchaser as a fully paid, transferable, life of the loan tax service contract or flood certification contract.

(l)                                     Any loan modifications, including trial modifications, entered into prior to the applicable Sale Date complied with Applicable Requirements in all material respects.

(m)                             No Mortgage Loan is subject to the provisions of the Home Ownership and Equity Protection Act of 1994, as amended (“HOEPA”), or has an “annual percentage rate” or “total points and fees” payable by the borrower that exceeds the applicable thresholds defined under HOEPA and its implementing regulations, including 12 C.F.R. § 1026.32(a)(1)(i) and (ii).  No Mortgage Loan is a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, provided that this determination shall be made with respect to the relevant state or local law, regardless of the effect of any available federal preemption, other than exemptions specifically provided for in the relevant state or local law.  No Mortgage Loan is subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny, assignee liability to holders of such mortgage loans or additional legal liability for mortgage loans having high interest rates, points and/or fees.  No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).  Notwithstanding the foregoing, this representation and warranty shall not be made with respect to any Mortgage Loan as to which the foregoing was permitted in accordance with Applicable Requirements.

4.10                        Brokers’ Fees.  With the exception of fees and expenses payable to Credit Suisse Securities (USA) LLC and J.P. Morgan Securities, LLC, which will be Seller Parent’s sole responsibility, neither Seller Parent nor Seller have employed any other broker, investment banker, financial advisor or other Person who would have a valid claim for a fee or commission from Purchaser in connection with the Transactions.

4.11                        Agency Set-off Rights.  Seller has no actual notice, including any notice received from any Agency, or any reason to believe, that, other than in the normal course of Seller’s business, any circumstances exist that would result in Seller being liable to such Agency for any amount due which would reasonably be expected to have a Material Adverse Effect by reason of: (i) any breach of servicing obligations or breach of mortgage selling warranty to such Agency under servicing agreements relating to Seller’s entire servicing portfolio for such Agency (including any unmet mortgage repurchase obligation), (ii) any unperformed obligation with respect to mortgage loans that Seller is servicing for such Agency under the regular servicing option or other mortgages subject to recourse agreements, (iii) any loss or damage to such Agency by reason of any inability to transfer to a purchaser of the servicing rights Seller’s selling and servicing representations, warranties and obligations, or (iv) any other unmet obligations to such Agency under a servicing contract relating to Seller’s entire servicing portfolio with an Agency..

4.12                        No Other Representations and Warranties.  Except for the representations and warranties made in this Article IV, none of the Seller Parties or any other Person makes any representations or warranties on behalf of Seller or Seller Parent.  Neither Seller or Seller Parent nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms” or management presentations in expectation of the Transactions.  For the avoidance of doubt, neither Seller or Seller Parent nor any of its Representatives makes any express or implied representation or warranty with respect to “Evaluation Material” as defined in the Confidentiality Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the Transactions, Purchaser represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to Seller as of the Effective Date and each applicable Sale Date):

5.1                               Due Organization and Good Standing.  Purchaser is a limited liability company validly existing and in good standing under the Laws of the State of Delaware, except where the failure to be so existing or in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impede the ability of Purchaser to consummate the Transactions.  Purchaser has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impede the ability of Purchaser to consummate the Transactions.

5.2                               Authority and Capacity.  Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.

5.3                               Effective Agreement.  The execution, delivery and performance of this Agreement by Purchaser and consummation of the Transactions have been duly and validly authorized by all necessary limited liability company action; this Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Seller Parties, constitutes a valid and legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar Laws affecting generally the enforcement of creditor’s rights and the discretion of a court to grant specific performance.

5.4                               No Conflict.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions and thereby shall (a) violate, conflict with, or constitute a default under any of the terms, conditions or provisions of (i) the articles of incorporation, bylaws or other organizational documents of Purchaser, (ii) any mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which Purchaser is now a party or by which Purchaser is bound, or (iii) any Law applicable to Purchaser, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature upon, the Servicing Rights or any of the Mortgage Loans, or any material assets of Purchaser, except, in the case of clauses (a)(ii), (a)(iii) and (b), for any such violation, conflict, default, lien, charge or encumbrance which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impede the ability of Purchaser to consummate the Transactions.

5.5                               Consents.  Except for the Investor Consents, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful performance by Purchaser of its obligations hereunder, except for such other consents as will be obtained on or prior to the applicable Sale Date. The Purchaser is an approved servicer for Fannie Mae and Freddie Mac, and is an investing mortgagee approved by the Federal Housing Administration.

5.6                               Litigation.  There is no litigation, claim, demand, proceeding or governmental investigation pending or, to the Knowledge of Purchaser, threatened in writing, or any order, injunction or decree outstanding, against or relating to Purchaser that would reasonably be expected to prevent or materially delay or materially impede the ability of Purchaser to consummate the Transactions.

5.7                               Ability to Perform.  Purchaser has as of the Effective Date, and will have on each Sale Date, sufficient funds to enable Purchaser to consummate the Transactions, including payment of the Purchase Price and fees and expenses of Purchaser relating to the Transactions.  In no event will the receipt or availability of any funds or financing by Purchaser be a condition to any of Purchaser’s obligations hereunder, including the consummation of Transactions.  Immediately after giving effect to the Transactions on each Sale Date, Purchaser will be solvent and will (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business.  No sale, transfer or conveyance of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser.  In connection with the Transactions, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.8                               Reserved.

5.9                               Brokers’ Fees.  Purchaser has not employed any broker, investment banker, financial advisor or other Person who would have a valid claim for a fee or commission from Seller or Seller Parent in connection with the Transactions.

5.10                        Acknowledgment of Representations and Warranties.  Except for the representations and warranties made by Seller in Article IV, Purchaser acknowledges and agrees that neither Seller nor any other Person makes or has made any representations or warranties in respect of the Servicing Rights, the Advances and the Transactions.  Purchaser further acknowledges and agrees that it (a) has had an opportunity to discuss the Servicing Rights, the

Advances and the Transactions with the management of Seller, (b) has had reasonable access to (i) the books and records of Seller and (ii) the electronic dataroom maintained by Seller for purposes of the Transactions, (c) has been afforded the opportunity to ask questions of and receive answers from officers and other key employees of Seller, and (d) has conducted its own independent investigation of the Servicing Rights, the Advances and the Transactions, and has not relied on any representation, warranty or other statement by Seller or any Person on behalf of Seller, other than the representations and warranties of Seller expressly contained in Article IV and that all other representations and warranties (including those implied under Law) are specifically disclaimed. Purchaser acknowledges and agrees that Seller has provided the representations and warranties in Article IV solely for purposes of establishing a basis on which claims for indemnification or repurchase may be brought in accordance with the terms of this Agreement and for purposes of defining certain conditions to Purchaser’s obligation to consummate the Transactions, irrespective of whether Seller knows or should have known of any such breach and without disclosure by Seller of any such knowledge.  Purchaser acknowledges that Seller makes no warranty or representation, express or implied, or arising by operation of Law, including any warranty of condition, habitability, merchantability, or fitness for a particular purpose of the Servicing Rights or any portion thereof.

5.11                        Expertise.  Purchaser is a sophisticated investor and its bid and decision to purchase the Servicing Rights are based upon its own independent expert evaluations of the Mortgage Files and other materials made available by Seller and deemed relevant by Purchaser. Purchaser has not relied in entering into this Agreement upon any oral or written information from Seller or any of its respective employees, affiliates, agents or representatives, other than the representations and warranties of Seller contained herein and the information referred in such representations and warranties.  Purchaser has had the opportunity to conduct such due diligence review and analysis of the due diligence materials, as Purchaser deemed necessary, proper or appropriate in order to make a complete informed decision with respect to the purchase and acquisition of the Servicing Rights. Purchaser acknowledges that it has had the opportunity to conduct legal, compliance, credit and other appropriate due diligence as to the Servicing Rights. Purchaser acknowledges that the Servicing Rights may have limited or no liquidity and Purchaser has the financial wherewithal to own the Servicing Rights and the loan documents for an indefinite period of time and to bear the economic risk of an outright purchase of the Servicing Rights and the loan documents and a total loss of the Purchase Price for the Servicing Rights.

ARTICLE VI

COVENANTS

6.1                               Preparation of Proxy Statement; Special Meeting.

(a)                                 Seller Parent shall take all action necessary to duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement (whether or not the Seller Parent Board has made a Change of Recommendation, but subject to the Seller Parties’ rights under Section 10.1(c)(iv)) and, in connection therewith, Seller Parent shall mail the Proxy Statement to the holders of Shares in advance of such meeting.  Except to the extent that the

Seller Parent Board shall have effected a Change of Recommendation as permitted by Section 6.9 hereof, the Proxy Statement shall include the Seller Parent Recommendation.  Subject to Section 6.9 hereof, the Seller Parent shall use commercially reasonable efforts to solicit from the holders of Shares proxies in favor of the approval of this Agreement and the Transactions.

(b)                                 In connection with the Special Meeting, Seller Parent will (i) prepare and file the Proxy Statement with the SEC within 90 days following the execution and delivery of this Agreement,  (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Purchaser promptly, (iii) as promptly as reasonably practicable prepare and file any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use commercially reasonable efforts to mail the Proxy Statement to the Seller Parent’s shareholders as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Seller Parent’s Shareholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time after the mailing of the Proxy Statement and prior to the Special Meeting.  Purchaser shall cooperate with Seller Parent in connection with the actions contemplated by the preceding sentence, including the preparation and filing of the Proxy Statement and responding to the SEC with respect to all comments received on the Proxy Statement from the SEC, including furnishing Seller Parent as promptly as reasonably practicable with any and all information with respect to Purchaser as may be required to be set forth in the Proxy Statement under the Exchange Act or as otherwise requested by the SEC.  Seller Parent will, to the extent practicable, (i) provide Purchaser a reasonable opportunity to review and comment on the Proxy Statement, or any amendments or supplements thereto (other than any amendment or supplement that involves or relates to a Change of Recommendation) and (ii) consider in good faith all additions, deletions or changes reasonably proposed by Purchaser, in each case, prior to filing the same with the SEC.  If at any time prior to the date of the Special Meeting, Seller, Seller Parent or Purchaser discovers any information which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to Seller Parent’s shareholders.

6.2                               Required Consents.

(a)                                 The purchase and sale of the Servicing Rights and the appointment of Seller as subservicer for the Mortgage Loans are subject to approval by the applicable Investors and Origination Sources on or before the applicable Sale Date.  In accordance with the Applicable Requirements, Seller shall undertake commercially reasonable efforts to obtain the Required Consents in a timely manner with respect to the transfer of Servicing Rights from Seller to Purchaser and the appointment of Seller as subservicer for the Mortgage Loans as of the related Sale Date.  Purchaser shall provide such assistance to Seller and enter into such letter agreements and certifications as reasonably requested by Seller, including the provision of such information regarding Purchaser and its business as requested by any Investor or Origination Source.  Seller shall pay any and all fees and costs charged by each Investor or Origination Source to secure Required Consents for the Transactions, including fees to the Investors and Origination Sources for the transfer of the Servicing Rights in accordance with the Applicable Requirements (“Required Consent Fees”).  If applicable, Seller shall prepare and deliver to HUD the required electronic notification of the transfer of the Servicing Rights from Seller to Purchaser.  On a monthly basis, the Seller shall provide the Purchaser with a report detailing the status of each Investor or Origination Source that have refused to provide its consent to the transfer of all or any portion of the Servicing Rights to Purchaser as of the end of the immediately preceding calendar month.

(b)                                 Until such Required Consent is received and the related Sale Date occurs with respect to any Servicing Rights:

(i)                                     Seller shall service the related Mortgage Loans in material compliance with Applicable Requirements and shall pay, perform and discharge all of the rights, obligations and duties with respect to the related Servicing Agreements; and

(ii)                                  without Purchaser’s written consent, Seller shall not cause any Servicing Agreement to be amended in any material respect; it being understood that the termination or expiration of any Servicing Agreement in accordance with its terms shall not constitute amendment.

6.3                               Document Custodian; Transfer of Custody of Mortgage Files; Assignments and Related Matters.

(a)                                 Transfer of Custody of Legal Documents.  Purchaser shall use Seller’s Document Custodian for the custody of the related Legal Documents and any other documents held by the Document Custodian in respect of the related Mortgage Loans, under terms mutually agreed upon by Purchaser and the Document Custodian.

(b)                                 Document Custodian.  Purchaser shall be responsible for all ongoing fees and costs charged by its Document Custodian after the related Sale Date.

(c)                                  Reserved.

(d)                                 Assignments and Related Matters.  Only if (A) expressly required by Applicable Requirements, (B) determined by the Purchaser to be advisable after reasonable consultation with the applicable servicer or subservicer, then at the Purchaser’s prior written direction or (C) if nominal title is held in Seller’s name (or the name of an affiliate of Seller), the Seller shall, at its expense and in compliance with all Applicable Requirements in all material respects, (i) prepare and record or cause to be prepared and recorded, as required by the applicable Investor, all prior intervening Assignments of Mortgage Instruments; (ii) prepare or cause to be prepared Assignments of Mortgage Instruments from Seller to Purchaser; and (iii) endorse or cause to be endorsed the Mortgage Notes in blank without recourse or as otherwise required by the applicable Investor.  Seller shall deliver to the Document Custodian all original recorded Assignments of Mortgage Instruments promptly upon receipt of same from the applicable recording office or otherwise.

In respect of MERS Mortgage Loans, only if (A) expressly required by Applicable Requirements, (B) determined by the Purchaser to be advisable after reasonable consultation with the applicable servicer or subservicer, then at the Purchaser’s prior written direction, the Seller shall, at the Seller’s expense and in compliance with all Applicable Requirements and Accepted Servicing Practices or (C) if nominal title is held in Seller’s name (or the name of an affiliate of Seller), Seller shall, at Seller’s expense, take such actions as are necessary to cause Purchaser to be clearly identified as the servicer of each MERS Mortgage Loan on the records of MERS for purposes of the system of recording transfers of servicing of mortgage loans maintained by MERS and make such other changes to the applicable MERS registration information as is required under Applicable Requirements.  Purchaser shall accept any such transfer of servicer or beneficial interest initiated by Seller within the MERS system.

If requested by Purchaser, Seller will register with MERS any Mortgage Loan that is a Non-MERS Mortgage Loan as of the related Sale Date (and eligible to be a MERS Mortgage Loan), in Purchaser’s name.  The Purchaser will bear any and all costs and expenses associated with the MERS registration on any such Mortgage Loans.  In connection with each such Mortgage Loan, if such Mortgage Loan has been assigned to Seller, in lieu of any Assignment of Mortgage Instrument contemplated above in this Section 6.3(d), Seller will, at Seller’s expense, prepare and record an Assignment of Mortgage Instrument from Seller to MERS.

(e)                                  Delivery of Trailing Loan Documents.  As soon as practicable after each Sale Date, Seller shall deliver to the Document Custodian complete and correct versions of each of the Trailing Loan Documents required to be included in the Mortgage File related to the Servicing Rights transferred on such Sale Date; provided, however, that in the case of a Mortgage Instrument or Assignment of Mortgage Instrument that Seller has delivered to the applicable recorder’s office in a timely manner that has not yet been returned by such recorder’s office solely due to a delay by such recorder’s office, Seller shall have such additional time to obtain and deliver such documents and the final title policy (if such receipt of such document from the title insurer is delayed due to missing Mortgage Instrument or Assignment of Mortgage Instrument recording information) as is necessary.

6.4                               Undertakings by Seller.

(a)                                 Custodial Fund Interest and Reporting.  Seller shall pay interest on Custodial Funds accrued through the applicable Sale Date to the extent interest with respect to Custodial Funds is required to be paid under the Applicable Requirements for the benefit of Mortgagors under the Mortgage Loans.

(b)                                 Internal Revenue Service Reporting.  Seller shall be responsible for, at its sole cost and expense, preparing and filing with the Internal Revenue Service all reports, forms, notices and filings required by the Internal Revenue Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Mortgage Loans with respect to events that occurred prior to the applicable Sale Date thereof, including, the reporting of all interest paid by Seller for the account of Mortgagors under the Mortgage Loans.

6.5                               Solicitation.  With respect to each Mortgage Loan, from and after the applicable Sale Date, except as otherwise contemplated by the Subservicing Agreement or otherwise mutually agreed upon by Seller and Purchaser, the Seller shall not, and shall cause all subsidiaries of Seller Parent, and its and their respective officers, directors, employees, brokers, correspondent lenders, agents and independent contractors, in each case working on the Seller’s behalf to not, directly or indirectly, during the remaining term of such Mortgage Loan, by telephone, by mail, by internet, by facsimile, by personal solicitation, by electronic media or otherwise take any action to solicit the Mortgagors.   Unless otherwise expressly agreed to in writing, nothing in this Section 6.5 shall prohibit the Seller or the Seller’s affiliates from (a) taking applications from those Mortgagors who initiate refinance action on their own, (b) engaging in a mass advertising program to the general public at large such as mass mailings based on commercially acquired, non-targeted mailing lists, or general, non-targeted newspaper, magazine, billboard, radio, television or Internet advertisements, or (c) soliciting Mortgagors in any other manner otherwise agreed upon in writing by the Parties.  In the event that the terms of this Section 6.5 have been breached and any affected Mortgage Loan is refinanced or prepaid in full, as the sole remedy therefor, Seller shall pay to Purchaser (and Purchaser shall have the right to offset any such amounts against future payments required hereunder to be made by Purchaser to Seller) an amount equal to the Servicing Rights Reimbursement Price in accordance with Section 9.2.

6.6                               Payment of Costs.  Except as otherwise provided herein: (a) Seller shall be responsible for all fees, costs, expenses and other amounts payable to or with respect to (i) the Required Consent Fees, (ii) the transfer of the Servicing Rights, (iii) the delivery of the Mortgage Files, (iv) the transfer of the Custodial Funds as of each Sale Date, (v) preparing and recording individual Assignments of Mortgage Instruments to Purchaser and preparing individual Assignments of Mortgage Instruments to the Investor, if required by applicable Investor guidelines, (vi) in respect of MERS Mortgage Loans, processing transfers of servicing from Seller to Purchaser with MERS, (vii) the electronic notification to HUD of the transfer of the Servicing Rights (if applicable), (viii) its advisors, consultants, accountants, attorneys and Document Custodian, and (ix) Seller’s performance of its obligations under this Agreement, (b) Purchaser shall be responsible for the fees, costs, expenses and other amounts payable to or with respect to (i) its advisors, consultants, accountants, attorneys, (ii) its Document Custodian (including the Document Custodian’s fees and costs for any Investor-required recertifications or review and reporting of Trailing Loan Documents), and (iii) Purchaser’s performance of its obligations under this Agreement, and (c) the Purchaser and Seller hereby agree that each party shall pay fifty percent (50%) of all filing fees in connection with filings under the HSR Act.

6.7                               Final Certification and Recertification.  This Section 6.7 shall only apply to Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans, as applicable.  Purchaser shall cause the Document Custodian to promptly review, at Purchaser’s expense, all Mortgage Loan Documents and provide Seller with a missing/defective document exception report promptly following the applicable Sale Date in accordance with Section 3.2 hereof.  Seller agrees that in connection with the final certification and/or recertification of any Pool or Mortgage Loan, Seller, at Seller’s expense, shall deliver to the Document Custodian all documents required for such final certification and/or recertification.  No later than the tenth (10th) Business Day of each full calendar month following the delivery of the Exceptions List, Purchaser shall cause the Document Custodian to provide to Seller status reports, document tracking reports and other related information that evidences that Seller is delivering documents, clearing exceptions and taking all other necessary actions in such manner as to permit final certification and/or recertification, as the case may be, as required under Applicable Requirements with respect to all Mortgage Loans.  Seller and Purchaser shall cooperate with each other and shall use commercially reasonable efforts to obtain recertification waivers from each of Fannie Mae and Freddie Mac, as applicable.  If Purchaser or its designee or the Document Custodian returns a Mortgage Loan required for final certification and/or recertification to Seller for correction or missing information, Seller, at its own cost and expense, shall promptly correct such Mortgage Loan Document, insert the appropriate information, record such document if required, and return the document to Purchaser, its designee or the Document Custodian, as applicable. If Seller does not take such actions and, as a result, Purchaser cannot obtain by the deadline required by Applicable Requirements, the certification or recertification of any Pool or Mortgage Loan, then upon the request of Purchaser, Seller shall (i) reimburse Purchaser for any reasonable, documented out-of-pocket expense or cost incurred by Purchaser in attempting to obtain a missing, inaccurate or incomplete document or the certification or recertification by the required deadline and (ii) reimburse Purchaser for the reasonable, documented out-of-pocket cost of posting a letter of credit if required by the Investor; provided if the letter of credit relates to pools other than the Pools, Losses shall only include the portion of the cost reasonably allocated by Seller to Purchaser and the Pools.  It is understood and agreed, however, that in no event shall Seller have any obligation to repurchase any Servicing Rights or Mortgage Loans arising out of compliance with this Section 6.7.

6.8                               Purchaser to Comply with Applicable Requirements.  At all times following each Sale Date, Purchaser shall comply with Applicable Requirements as servicer and servicing rights owner of the related Mortgage Loans.

6.9                               Competing Proposals.

(a)                                 Subject to the remainder of this Section 6.9, none of the Seller Parties or any of their respective subsidiaries shall, nor shall (directly or indirectly) any Seller Party authorize any of its or its subsidiaries’ officers, directors, Representatives or other intermediaries or subsidiaries to: (i) solicit, initiate or knowingly facilitate (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.9 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” for purposes of this Section 6.9) the submission of inquiries, proposals or offers from any Person (other than Purchaser and its affiliates) relating to any Competing Proposal, or agree to or recommend any Competing Proposal; (ii) enter into any agreement (x) to consummate any Competing Proposal, (y) to approve any Competing Proposal or (z) requiring it to abandon, terminate or fail to consummate the Transactions; (iii) enter into or participate in any discussions or negotiations in connection with any Competing Proposal or inquiry with respect to any Competing Proposal, or furnish any non-public information with respect to the Servicing Rights in connection with any Competing Proposal; or (iv)  agree to resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii)  of this sentence.  Each of Seller and Seller Parent shall immediately cease, and cause its respective Representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Competing Proposal and shall immediately terminate access by all such parties and their Representatives to any online data room or portions thereof to the extent pertaining to the Servicing Rights.  For purposes of this Section 6.9, the term “Person” includes any “group” as defined in Section 13(d) of the Exchange Act.  Notwithstanding the foregoing, Seller and Seller

Parent may, following the receipt of a Competing Proposal, contact the Person that has made such Competing Proposal to (i) clarify and understand the terms and conditions thereof solely to facilitate the Seller Parent Board’s determination of whether such Competing Proposal constitutes or would reasonably be expected to lead to, a Superior Proposal, and (ii) inform such Person of the existence of the provisions of this Section 6.9.  Notwithstanding the foregoing or any other provision in this Agreement, nothing in this Agreement shall be deemed to prohibit or otherwise limit the ability of Seller Parent, its subsidiaries or their Representatives or other intermediaries from taking any action prohibited by this Section 6.9(a) or taking any other action with respect to any transaction that does not constitute or relate to a Competing Proposal.

(b)                                 Notwithstanding anything to the contrary in this Section 6.9, Seller and Seller Parent may, directly or indirectly, prior to the receipt of the Stockholder Approval, (i) engage in negotiations or discussions with any Person (and its Representatives) that has made an unsolicited written Competing Proposal not resulting from or arising out of a material breach of Section 6.9(a), and/or (ii) furnish to such Person information relating to the Servicing Rights pursuant to an Acceptable Confidentiality Agreement (provided that to the extent any nonpublic information pertaining to the Servicing Rights that has not been made available to Purchaser is made available to such Person, make available or furnish such nonpublic information to Purchaser promptly (and in any event within 24 hours) following the time it is provided to such Person), in the case of each of clauses (i) or (ii), if, and only if, prior to taking such particular action, the Seller Parent Board has determined in good faith after consultation with its financial advisors and outside legal counsel that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

(c)                                  Notwithstanding anything in this Section 6.9 to the contrary, at any time prior to the receipt of the Stockholder Approval, the Seller Parent Board may (x) withdraw, modify or amend in any manner adverse to Purchaser its approval or recommendation of this Agreement or recommend a Competing Proposal, or enter into an Acquisition Agreement or resolve or agree to take any of the foregoing actions (a “Change of Recommendation”)  or (y) following receipt of an unsolicited written Competing Proposal that did not result from a material breach of Section 6.9(a) and which the Seller Parent Board determines in good faith, in consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, terminate this Agreement in accordance with the provisions of Section 10.1(c)(iv) and enter into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Acquisition Agreement” (for the avoidance of doubt an Acceptable Confidentiality Agreement shall not constitute an Acquisition Agreement)) with respect to such Superior Proposal, in the case of each of clauses (x) and (y), if, and only if, the Seller Parent Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law the Seller Parties comply with Section 6.9(d) and, in the case of clause (y), the Seller pays the Break-up Fee in accordance with Section 10.3.

(d)                                 Prior to any Seller Party taking any action permitted (i) under Section 6.9(c)(x), Seller Parent shall (A)provide Purchaser with at least four (4) Business Days’ prior written notice advising Purchaser it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor and all material information with respect thereto (including in relation to all developments related thereto), and (B) if requested by Purchaser, during such four (4) Business Day period, negotiate in good faith with Purchaser (to the extent Purchaser desires to negotiate) to enable Purchaser to propose in writing an offer binding on Purchaser to effect such adjustments to the terms and conditions of this Agreement such that the Seller Parent Board would determine in good faith, after consultation with its financial advisors and outside legal counsel, that the failure of the Seller Parent Board to make a Change of Recommendation would not be inconsistent with its fiduciary duties under applicable Law, or (ii) under Section 6.9(c)(y),  Seller Parent shall provide Purchaser with at least four (4) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Competing Proposal shall require a new notice and a two (2) Business Day period) advising Purchaser that the Seller Parent Board intends to take such action, specifying the material terms and conditions of the Superior Proposal and that the relevant Seller Party shall, if requested by Purchaser, during such four (4) Business Day period (or two (2) Business Day period, if applicable), negotiate with Purchaser (to the extent Purchaser desires to negotiate) to enable Purchaser to propose in writing an offer binding on Purchaser to effect such adjustments to the terms and conditions of this Agreement such that such Competing Proposal would no longer constitute a Superior Proposal.

(e)                                  Seller shall notify Purchaser promptly (but in any event within 48 hours) after receipt of any bona fide Competing Proposal and the material terms and conditions of any such Competing Proposal.  Seller Parent shall keep Purchaser reasonably informed of the status and material details (including any material amendments) of any such Competing Proposal and keep Purchaser reasonably informed as to the material details of all discussions or negotiations with respect to any such Competing Proposal (in each case in a manner that is not unduly disruptive of Seller Parent’s ability to conduct good faith discussions in accordance with this Section 6.9 with the party making such Competing Proposal and its Representatives) and shall provide Purchaser within 48 hours after receipt thereof all copies of any other material documentation, including any drafts of an Acquisition Agreement, with respect to such Competing Proposal; provided that, for the sake of clarity, it is understood and agreed that all such information, documentation and communications shall be subject to the Confidentiality Agreement.

(f)                                   Nothing contained in this Section 6.9 or elsewhere in this Agreement shall prohibit any Seller Party or the Seller Parent Board, directly or indirectly through its Representatives, from complying with its disclosure obligations under applicable Law with regard to an Competing Proposal, including taking and disclosing to the Seller Parent’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Seller Parent’s shareholders), and none of the foregoing shall constitute a Change of Recommendation; provided that any such disclosure (other than a “stop, look and listen” communication or other similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or an express rejection of the Competing Proposal or a reaffirmation of the Seller Parent Recommendation) shall be deemed to be a Change of Recommendation if the Seller Parent Board fails to expressly and publicly reaffirm the Seller Parent Recommendation within five (5) Business Days following any written request by Purchaser in response to such Seller Party disclosure (it being agreed that Purchaser may only make one (1) request with respect to any single such disclosure); provided that, in the event that a third party commences a tender offer or exchange offer, the Seller Parent Board shall have at least ten (10) Business Days from the date of commencement of the offer to expressly and publicly reaffirm the Seller Parent Recommendation.

6.10                        Cooperation.  To the extent reasonably possible, the Parties shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement.  Purchaser shall cooperate as reasonably required by Seller in Seller’s efforts to obtain Stockholder Approval (including by providing all required information relating to Purchaser or its affiliates for inclusion or incorporation by reference in the Proxy Statement), Investor approvals and final certifications and recertifications as required hereunder.  The Seller shall cooperate in good faith with the Purchaser in responding to any inquiries from any the Purchaser’s regulators or examiners regarding the origination or prior servicing of the Mortgage Loans (including, if not limited by confidentiality limitations, providing copies of audits, documents and other information requested by any regulator or examiner); provided that, if (i) prohibited by Applicable Requirements from providing any such requested information or (ii) the underlying contract or other document or record prohibits disclosure of the requested information, the Seller shall give the Purchaser prompt notice thereof and shall cooperate with the Purchaser in responding to the applicable regulator or examiner’s request and/or in seeking exemption from such prohibition; provided further that Seller shall not be obligated to provide any requested information to the extent constituting confidential or privileged communications with any Governmental Entity or subject to attorney-client privilege.  The Seller shall be reimbursed by the Purchaser for any reasonable out of pocket costs or expenses incurred in connection with the foregoing.

6.11                        Confidentiality.  The Parties will treat all nonpublic information obtained in connection with this Agreement and the Transactions as confidential in accordance with the terms of the Confidentiality Agreement.  The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect, except that the confidentiality obligations in the Confidentiality Agreement with respect to information relating to the Servicing Rights will terminate on the related Sale Date.  If this Agreement is, for any reason, terminated prior to a Sale Date with respect to any Servicing Rights, the Confidentiality Agreement will continue in full force and effect as provided in this Section 6.11 hereof in accordance with its terms.

6.12                        Access After Sale Date.  After a Sale Date, upon reasonable written notice, Purchaser will furnish or cause to be furnished to Seller, its agents and its regulators access, during normal business hours, to such information and assistance relating to the Servicing Rights sold on any such Sale Date as is necessary for any reasonable business purpose, including insurance matters, financial reporting and accounting matters, the preparation and filing of any tax return, the defense of any tax claim or assessment, in connection with any disclosure obligation or the prosecution, any litigation, demand, administrative or regulatory proceeding or governmental investigation or any order, judgment, injunction or other similar legally binding decree; provided further that Purchaser shall not be obligated to provide any requested information to the extent constituting confidential or privileged communications with any Governmental Entity or subject to attorney-client privilege.  Purchaser will make its then-current employees and agents reasonably available and accessible in order to facilitate the foregoing and such other requests as reasonably made by Seller.  Seller will reimburse Purchaser for reasonable out-of-pocket costs and expenses incurred in assisting Seller pursuant to this Section 6.12.

6.13                        HSR Compliance.

(a)                                 Each Purchaser and Seller shall submit as soon as practicable, but in no event later than thirty (30) days after the execution hereof, filings required under the HSR Act, if any.  The Persons making such filings shall request early termination of any applicable HSR Act waiting period, shall promptly furnish each other with copies of any notices, correspondence or other written communication received from the relevant Governmental Entity, shall promptly make any necessary or advisable subsequent or supplemental filings or submissions required or requested by the relevant Governmental Entity and shall, to the extent reasonably necessary and appropriate, cooperate with one another in the preparation of such filings or submissions.  No Party hereto shall participate in any meeting or substantive discussion with any Governmental Entity in respect of any such filings or related investigations or other inquiries unless, to the extent practicable, it consults with the other Party hereto in advance and, to the extent practicable and permitted by such Governmental Entity, gives the other Party hereto the opportunity to attend and participate in such meeting.

(b)                                 Each Party shall use its reasonable best efforts to resolve as promptly as practicable such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act.  If any Governmental Entity shall seek an injunction or the enactment, entry, enforcement or promulgation of any governmental order restraining or prohibiting the Transactions, each Party hereto shall (i) defend Claims seeking such an injunction or the enactment, entry, enforcement or promulgation of any such governmental order and (ii) use its reasonable best efforts to avoid the entry of and seek to have lifted, vacated or reversed any such governmental order.

6.14                        Settlement Terms.  Following the Effective Date, the Seller shall not agree to any consent decree terms and/or any proposed consent decree terms in connection with any investigation or settlement negotiations of the Seller’s servicing practices by any Governmental Entity and/or Agency which increases the obligations of the Purchaser as successor servicer and/or servicing rights owner of the Mortgage Loans.

6.15                        Certain Activities Prior to Sale Date.

(a)                                 From the Effective Date until the earlier of the final Sale Date and the termination of this Agreement, the Seller shall pay, perform and discharge all liabilities and obligations relating to the Servicing Rights consistent in all material respects with the Seller’s practices prior to the Effective Date (subject to enhancements with respect thereto) and in accordance with the Servicing Agreements, the Mortgage Loan Documents, Applicable Requirements and Agency requirements, in each case with respect to all Mortgage Loans for which the Servicing Rights have not yet been sold to the Purchaser.

(b)                                 Following the Effective Date, upon the occurrence of any of the events set forth on Exhibit 6.15(b) prior to the initial Sale Date (assuming for this purpose that the Subservicing Agreement was effective as of the date hereof and that all references to “Sale Date” therein were references to the date hereof), the Purchaser, by written notice, may terminate the right of the Seller to act as Servicer under the Servicing Agreement (in which case the Servicing Agreement shall not become effective).  After receipt of such notice, the Seller or the Seller Parent may elect to either (i) sell Servicing Rights on each Sale Date and transfer the related servicing thereof on such Sale Date to the Servicing Rights Owner or its designee or (ii) terminate this Agreement; provided that if the Seller elects to sell the Servicing Rights, the Purchaser will seek to obtain a replacement subservicer as soon as reasonably practicable on substantially the same terms as the Servicing Agreement and all Sale Dates will be postponed until Purchaser obtains such replacement. The Seller will pay all Servicing Transfer Costs incurred by the Purchaser in connection with the transfer of Servicing to such replacement subservicer and shall comply with the servicing transfer provisions set forth in Article X and Article XI of the Servicing Agreement as if the same was set forth herein mutatis mutandis. To the extent that the Seller elects to terminate this Agreement in accordance with the immediately preceding sentence then Seller Parent shall pay or cause to be paid to Purchaser prior to or concurrently with such termination, a break-up fee in an amount equal to ten million dollars ($10,000,000).  Notwithstanding anything to the contrary in this Agreement, payment of such amount will constitute liquidated damages and from and after such payment no Seller Party will have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section.

(c)                                  In furtherance of the above, the Seller shall provide the reports and other information set forth on Exhibit 6.15(c), when and as set forth thereon.

6.16                        Survival.  Except as otherwise expressly provided in this Agreement, any obligations of the Seller and the Purchaser under this Agreement which are required to be performed after a related Sale Date shall terminate three (3) years after the applicable Sale Date for the related Servicing Rights.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are subject to the satisfaction of each of the following conditions on the date or dates specified in the applicable section of this Article VII, any or all of which may be waived in writing by Purchaser:

7.1                               Correctness of Representations and Warranties.  The representations and warranties made by Seller in this Agreement (other than those representations and warranties set forth in Section 4.9) shall be true and correct in all material respects as of the applicable Sale Date.

7.2                               Compliance with Covenants.  All terms and covenants contained in this Agreement required to be complied with and performed by Seller shall have been duly complied with and performed by Seller in all material respects as of the applicable Sale Date.

7.3                               Investor Approval.  At or prior to each Sale Date, the related Required Consents shall have been issued by all appropriate Persons and the related sale of Servicing Rights and transfer of servicing shall not otherwise violate the terms of the related servicing Agreement, which, for Private Label Mortgage Loans, shall include approval, if applicable, for the Purchaser or Purchaser’s designee or Purchaser’s assignee to be named servicer under the related Servicing Agreement in accordance with the successor servicer requirements of such Servicing Agreement.  Further, each of Fannie Mae and Freddie Mac shall have agreed in writing to Bifurcation with respect to the Servicing Rights and the Mortgage Loans.  With respect to Private Label Mortgage Loans, in no event shall the Purchaser or Purchaser’s designee or Purchaser’s assignee be required to assume any obligation in the related Servicing Agreement that increases the Purchaser’s risk or potential liability which is not a successor servicer requirement under the related Servicing Agreement; provided that, if any such circumstance arises, this condition precedent shall be deemed to have failed only with respect to the affected Servicing Rights and the related Servicing Agreements.

7.4                               No Injunction.  On the applicable Sale Date, no order, judgment, injunction or other similar legally binding decree shall have been entered, in any case that enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the Transactions.

7.5                               Execution and Delivery of Agreements.  On or before such Sale Date, to the extent any Advances are subject to the security interest of any Person, Seller shall have executed and delivered to Purchaser one or more Advance Escrow Agreements with respect to all such Advances.

7.6                               Officer’s Certificate.  Seller shall have furnished Purchaser with a certificate dated the applicable Sale Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Article VII have been satisfied.

7.7                               Litigation.  On such Sale Date, no litigation, claim, demand, administrative or regulatory proceeding or governmental investigation shall be pending, threatened or contemplated and no order, injunction or decree shall have been entered that either (i) would reasonably be expected to have a Material Adverse Effect with respect to the Seller or the Seller Parent, a material portion of the Servicing Rights or a material portion of the related Mortgage Loans, or (ii) enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the Transactions.

7.8                               Release of Liens on Servicing Rights.  On or before the applicable Sale Date, the Purchaser shall have received (i) an instrument, in a form reasonably satisfactory to the Purchaser, evidencing the release of any lien to which the Servicing Rights transferred to the Purchaser on such Sale Date may have been subject and (ii) authorization (subject only to the consummation of such transfer) from the applicable secured party to file a UCC-3 financing statement in a form reasonably satisfactory to the Purchaser, terminating any lien referred to in the foregoing clause (i).

7.9                               Sale Date Documentation. On or before each Sale Date, the Purchaser shall have received, in form and substance reasonably satisfactory to the Purchaser, an Assignment Agreement providing for the conveyance of the applicable Servicing Rights on such Sale Date and a Cross Receipt.

7.10                        Stockholder Approval.  Seller Parent has received the Stockholder Approval required for the Transactions.

7.11                        HSR Compliance.  Each of the Seller and the Seller Parent have complied with the HSR Act and received any required approvals thereunder in connection with the transfer, assignment and conveyance of the Servicing Rights by the Seller pursuant to this Agreement.

7.12                        True Sale Opinion.  Purchaser shall have received a true sale opinion relating to the sale of the Servicing Rights from Seller’s counsel in form and substance reasonably acceptable to Purchaser.

7.13                        Servicing Agreements.  With respect to the Private Label Mortgage Loans, on or before the applicable Sale Date, Purchaser shall have received the applicable Servicing Agreements; provided that, if any such Servicing Agreement is not received, this condition precedent shall only be failed with respect to the Servicing Rights relating to such Servicing Agreement.

7.14                        Portfolio Retention.  On or before the first Sale Date, the Purchaser shall have received, in form and substance reasonably satisfactory to the Purchaser, a non-exclusive portfolio retention agreement with the Seller.

7.15                        Subservicer.  If the Servicing Agreement is terminated by the Purchaser pursuant to Section 6.15(b), the Purchaser shall have entered into a replacement subservicing agreement with a replacement subservicer in accordance with Section 6.15(b), and had obtained all approvals, including Investor approvals to transfer servicing with respect to the related Mortgage Loans to such subservicer.

Notwithstanding the foregoing, Purchaser may not rely on the failure of any condition set forth in this Article VII to be satisfied to excuse it from its obligations under this Agreement if such failure was caused by Purchaser’s failure to comply with its obligations to consummate the Transactions to the extent required by this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction of each of the following conditions on the date or dates specified in the applicable section of this Article VIII, any or all of which may be waived in writing by Seller:

8.1                               Correctness of Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the applicable Sale Date.

8.2                               Compliance with Covenants.  All terms and covenants contained in this Agreement required to be complied with and performed by Purchaser shall have been duly complied with and performed by Purchaser in all material respects as of the applicable Sale Date.

8.3                               Investor Approval.  At or prior to each Sale Date, the related Required Consents shall have been issued by all appropriate Persons and the related sale of Servicing Rights and transfer of servicing shall not otherwise violate the terms of the related servicing Agreement, which, for Private Label Mortgage Loans, shall include approval, if applicable, for the Purchaser or Purchaser’s designee or Purchaser’s assignee to be named servicer under the related Servicing Agreement in accordance with the successor servicer requirements of such Servicing Agreement.

8.4                               No Injunction.  On the applicable Sale Date, no order, judgment, injunction or other similar legally binding decree shall have been entered, in any case that enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the Transactions.

8.5                               Execution and Delivery of Agreements.  On or before the applicable Sale Date, to the extent any Advances are subject to the security interest of any Person, Purchaser shall have executed and delivered to Seller one or more Advance Escrow Agreements with respect to all such Advances.

8.6                               Financial Condition of Purchaser.  On or before each Sale Date, Purchaser shall, if requested by Seller, have provided to Seller information reasonably satisfactory to Seller to evidence that the financial condition of Purchaser is adequate to support the performance by Purchaser on a timely basis of Purchaser’s payment obligations hereunder and under the Subservicing Agreement (to the extent the Seller is the subservicer thereunder).

8.7                               Stockholder Approvals. Seller Parent shall have received the affirmative vote of the holders of a requisite number of outstanding Shares entitled to vote on the approval of the Transactions (the “Stockholder Approval”).

8.8                               Officer’s Certificate.  Purchaser shall have furnished Seller with a certificate dated the applicable Sale Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Article VIII have been satisfied.

8.9                               Litigation.  On such Sale Date, no litigation, claim, demand, administrative or regulatory proceeding or governmental investigation shall be pending, threatened or contemplated and no order, injunction or decree shall have been entered that enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the Transactions.

8.10                        Sale Date Documentation. On or before each Sale Date, the Seller shall have received, in form and substance reasonably satisfactory to the Purchaser, an Assignment Agreement providing for the conveyance of the applicable Servicing Rights on such Sale Date and a Cross Receipt.

8.11                        Stockholder Approval.  Seller Parent has received the Stockholder Approval required for the Transactions.

8.12                        HSR Compliance.  The Purchaser shall have complied with the HSR Act and received any required approvals thereunder in connection with the transfer, assignment and conveyance of the Servicing Rights by the Seller pursuant to this Agreement.

8.13                        Portfolio Retention.  On or before the first Sale Date, the Seller shall have received, in form and substance reasonably satisfactory to the Seller, a non-exclusive portfolio retention agreement with the Purchaser.

Notwithstanding the foregoing, Seller may not rely on the failure of any condition set forth in this Article VII to be satisfied to excuse it from its obligations under this Agreement if such failure was caused by Seller’s failure to comply with its obligations to consummate the Transactions to the extent required by this Agreement.

ARTICLE IX

REMEDIES

9.1                               Mitigation; Recourse From Investors.

(a)                                 Each Party that is eligible for indemnification under Sections 9.2 or 9.3, as the case may be, in respect of a Loss will use commercially reasonable efforts to mitigate such Loss in a commercially reasonable manner and, if applicable, consistent with Accepted Servicing Practices.  Each such indemnified Party (or Party eligible for reimbursement) will furthermore reasonably cooperate with the indemnifying Party (or responsible Party), at the indemnifying (or responsible Party’s) reasonable request, in connection with any efforts by the indemnifying Party (responsible Party) to mitigate such Loss.

(b)                                 In the event that, after a related Sale Date, a third party asserts a Claim against Purchaser or its Related Parties in connection with any of the matters that would otherwise be indemnifiable by Seller under Article IX, Purchaser and its applicable Related Parties will take reasonable actions seek to recover any otherwise indemnifiable Losses or reimbursable costs and expenses from any Investor, Insurer or other sources available to Purchaser under the terms of any applicable Servicing Agreement (each, an “Additional Source”) to the extent such Losses or costs and expenses could reasonably be expected to be recoverable from an Additional Source pursuant to Applicable Requirements.  If Purchaser or any applicable Related Party receives payment from any Additional Source for any Losses under this Article IX that have been previously paid by Seller, Seller will be reimbursed for such payments by Purchaser or any applicable Related Party as and to the same extent that such amount was paid to Purchaser or any applicable Related Party from such Additional Source.

(c)                                  In the event that a third party asserts a Claim against Seller or its Related Parties in connection with any matter that relates to the Mortgage Loans or Servicing Rights associated therewith that have been transferred hereunder to Purchaser and with respect to which Seller or its Related Parties are not entitled to indemnification from Purchaser pursuant to Section 9.3, or Seller otherwise incurs any Losses that are eligible for reimbursement from an Additional Source, then Purchaser will reasonably cooperate with Seller to seek to recover any such Losses from an available Additional Source.  Purchaser will promptly remit to Seller or its Related Parties any recoveries in respect thereof that Purchaser receives from such Additional Source.

(d)                                 Purchaser will timely provide, or cause to be provided, to Seller and, if requested, its counsel, any information, documentation or materials necessary for Seller to assert its rights or, upon request, confirm Purchaser’s compliance with its obligations under this Section 9.1, in each case in the possession or under the control of Purchaser or its agents that is reasonably requested by Seller in writing as promptly as reasonably practicable and in compliance with all Applicable Requirements; provided further that Purchaser shall not be obligated to provide any requested information to the extent constituting confidential or privileged communications with any Governmental Entity or subject to attorney-client privilege.  With respect to any amounts reimbursable to the Parties for a related claim from the same Additional Source, Seller and Purchaser hereby agree that any reimbursement payments from such Additional Source will be made to and/or allocated among the Parties on a “first in — first out” basis subject to Applicable Requirements.

9.2                               Indemnification by Seller.

Subject to Section 9.1 and Section 9.6, Seller and Seller Parent will jointly and severally indemnify, defend and hold Purchaser and its Related Parties harmless from and will reimburse Purchaser and its Related Parties for any Losses suffered or incurred by Purchaser or its Related Parties, that result from or arise out of:

(a)                                 Any breach of a representation or warranty by Seller contained in this Agreement;

(b)                                 Any breach of any covenant, agreement or other obligation of Seller contained in this Agreement;

(c)                                  In the event that the terms of Section 6.5 have been breached and any affected Mortgage Loan is refinanced or prepaid in full, an amount equal to the Servicing Rights Reimbursement Price;

(d)                                 In the event that (i) the Seller, an Originator, a Prior Servicer or Purchaser is required to repurchased a Mortgage Loan from an Investor due a breach by Seller, any such Originator or Prior Servicer of Applicable Requirements or (ii) a breach of any of the representations set forth in Article IV of this Agreement has occurred and the aggregate unpaid principal balance of the Mortgage Loans for which such breach has occurred exceeds the Deductible, the related Servicing Rights Reimbursement Price (even if by the time of repurchase, the servicing for the related Mortgage Loan has been terminated by the related Investor as a result of the facts and circumstances underlying such breach);

(e)                                  Any Contested Enforcement Action;

(f)                                   Any Contested Litigation;

(g)                                  Any breach by Seller, any Originator or any Prior Servicer of Applicable Requirements; and/or

(h)                                 the matters set forth on Schedule 4.4 to the Seller Disclosure Letter.

provided, that Seller will not be responsible to Purchaser or its Related Parties for that portion, if any, of any Loss that arises out of or results from Purchaser’s or its designee’s failure to service any of the Mortgage Loans or Servicing Rights after each Sale Date in compliance with all Applicable Requirements.

9.3                               Indemnification by Purchaser.

Subject to Section 9.1, Purchaser will indemnify, defend and hold Seller and its Related Parties harmless from and will reimburse Seller and its Related Parties for any Losses suffered or incurred by Seller or its Related Parties that result from or arise out of:

(a)                                 Any breach of a representation or warranty by Purchaser made in this Agreement;

(b)                                 Any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement; and

(c)                                  Any Claim that is brought against Seller after the relevant Sale Date that relates to the Mortgage Loans or Mortgage Servicing Rights, except (i) to the extent Seller is liable therefor under this Agreement or the Subservicing Agreement (to the extent the Seller is the subservicer thereunder) or (ii) to the extent such Claim results from or arises out of any act or omission of any Person arising out of or related to the period prior to the Sale Date.

9.4                               Procedures For Third Party Claims That Are Indemnifiable.

In the event that a Party receives written notice of the assertion of any Claim raised or made by a third party and that are subject to indemnification under this Agreement (each, a “Third Party Claim”), such Party will promptly give reasonably detailed written notice of such event to the other Party, provided, however, that the failure to give such notification will not affect the indemnification provided hereunder unless the indemnifying Party is materially prejudiced by such failure, and then only to the extent of such prejudice.  Upon receipt of such notice of a Third Party Claim, the indemnifying Party will have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the indemnified Party; provided, however, that the indemnifying Party will obtain the prior written approval of the indemnified Party before entering into any settlement of such Third Party Claim that includes any non-monetary relief, remedies or obligations that would be applicable to the indemnified Party, which approval will not be unreasonably withheld.  In the event the indemnified Party reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying Party, the indemnified Party will have the right, at the indemnifying Party’s reasonable expense, to select separate counsel and to otherwise separately defend itself but will not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying Party, which consent will not be unreasonably withheld.  With respect to any Third Party Claim subject to indemnification under this Agreement, the indemnified Party agrees to cooperate and cause its Related Parties to cooperate in good faith with the indemnifying Party to ensure the proper and adequate defense of such Third Party Claim.

9.5                               Defense Against Repurchase; Optional Repurchase.

(a)                                 In the event the Seller is required to pay to the Purchaser the Servicing

Rights Reimbursement Price for Servicing Rights (and/or Advances) in accordance with Section 9.2, to the extent the Seller has rights to cure, appeal and defend against a repurchase demand under the Servicing Agreement, the Seller shall be entitled (but not obligated) to exercise such cure, appeal and defense right prior to the date payment is required by the applicable Investor and/or the Applicable Requirements.  Notwithstanding the foregoing, the Seller shall pay to Purchaser any Servicing Rights Reimbursement Price for Servicing Rights (and/or Advances) in accordance with Section 9.2 no later than the date payment is required by the applicable Investor and/or the Applicable Requirements.

(b)                                 In the event that a Claim Notice has been provided by Purchaser to Seller and the related Mortgage Loan is eligible for repurchase from the related Investor arising out of or relating to a breach of the representations, warranties or covenants of Seller under this Agreement, Seller shall have the option (but not the obligation) to repurchase such Mortgage Loan from the Investor and the related Servicing Rights from Purchaser; provided that following the purchase pursuant to this provision of Mortgage Loans with an aggregate unpaid principal balance of 0.5% of the aggregate unpaid principal balance of the Mortgage Loans as of the applicable  Sale Dates, Seller must obtain Purchaser’s consent (not to be unreasonably withheld) to exercise the option with respect to any further Mortgage Loans. The Seller may exercise such option by written notice to Purchaser.  Upon the exercise of such option, Seller and Purchaser shall work together to facilitate such repurchase in accordance with Applicable Requirements.  The purchase price for any such repurchase of a Mortgage Loan and related Servicing Rights shall be the sum of the amount required to repurchase such Mortgage Loan from the related Investor plus the Servicing Rights Reimbursement Price.  A repurchase pursuant to the foregoing shall be accomplished by wire transfer to Purchaser on the related repurchase date of the foregoing amount.  On the date of repurchase or as promptly as practicable thereafter, Purchaser shall take all actions necessary to evidence Seller’s ownership of the repurchased Mortgage Loan and related Servicing Rights and to allow Seller to own the Mortgage Loan and exercise the related Servicing Rights, including executing any necessary assignments and forwarding to Seller the Legal Documents with respect to such Mortgage Loan. Notwithstanding anything to the contrary in this Agreement, no payment under this Section 9.5(b) shall be applied to reduce the Liability Holdback, the Agency Cap or the PLS Cap.

9.6                               Exclusive Remedy.

Other than to seek to compel performance a Party’s obligations under the Agreement, from and after the applicable Sale Date, the indemnification provisions of this Article IX will be the sole and exclusive remedies of each Party and their respective Related Parties arising out of the Transactions, either under this Agreement, at Law or in equity (including for any breach of any representation, warranty, covenant or agreement by the other Party contained in this Agreement).

9.7                               Limitations on Indemnification Obligations.

Notwithstanding any other provision in this Agreement to the contrary, except with respect to the matters set forth on Exhibit 9.7, (a) Seller’s aggregate liability for any Losses arising under Section 9.2 relating to Fannie Mae Mortgage Loans and Freddie Mac Mortgage Loans and the related Servicing Rights and Advances will not exceed the Agency Cap and (b)

Seller’s aggregate liability for any Losses arising under Section 9.2 relating to Private Label Mortgage Loans and the related Servicing Rights and Advances will not exceed the Private Label Cap.  To the extent that any Losses relate to more than one Product Type, such Claim shall be allocated amongst such affected Product Types to the related Cap on a pro rata basis based upon the unpaid principal balance of the Mortgage Loans as of the Effective Date for such Product Type.  To the extent that any Losses do not relate to any Product Type, such Claim shall be allocated amongst all Product Types to the related Cap on a pro rata basis based upon the unpaid principal balance of the Mortgage Loans as of the Effective Date for all Product Types.

9.8                               Limited Survival.

(a)                                 This Agreement and the rights and obligations of the Parties hereunder are intended to terminate no later than three (3) years after the final Sale Date.  Accordingly: The representations and warranties of each Party contained in this Agreement and the right to assert a claim with respect to any such representations or warranties will survive the applicable Sale Date and continue in full force and effect for a period of three (3) years after such Sale Date.  To the extent any covenants, agreements or other obligations contained in this Agreement by their terms are to be performed or complied with after the applicable Sale Date, such covenants and agreements and the right to assert a claim with respect thereto will survive such Sale Date in accordance with their terms for a period of three (3) years after such Sale Date.  All other covenants and agreements contained in this Agreement and the right to assert a claim with respect to any such covenants and agreements will terminate on the applicable Sale Date.  Each of the time periods referred to in this Section 9.8 shall be deemed “Survival Period” for purposes of this Agreement.  The foregoing limitations will not apply with respect to those specific pending claims for indemnification for which the requisite written notice (a “Claim Notice”) was given by either Party to the other Party on or prior to the end of the Survival Period and as to which Losses have begun to accrue.

9.9                               Treatment of Indemnity Payments.

Amounts paid under this Article IX will be treated as adjustment to the Purchase Price and the Parties will report such payments consistent with such treatment, unless there is no basis for doing so under applicable Law.

9.10                        Limitation of Damages.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, WHATSOEVER, IN EACH CASE WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, EVEN IF APPRISED OF THE POSSIBILITY THEREOF; PROVIDED, HOWEVER, THAT SUCH LIMITATION WILL NOT BE APPLICABLE WITH RESPECT TO ANY SUCH DAMAGES PAID TO A THIRD PARTY AS A RESULT OF ANY THIRD PARTY CLAIMS MADE AGAINST A PARTY THAT IS SUBJECT TO AN INDEMNIFICATION OBLIGATION PROVIDED FOR UNDER SECTION 9.2 OR 9.3, AS APPLICABLE.  IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER UNDER

THIS AGREEMENT IN CONNECTION WITH THE EXERCISE BY THE VA OF ITS OPTION TO PAY THE GUARANTY ON A VA LOAN RATHER THAN TAKE POSSESSION OF THE RELATED MORTGAGED PROPERTY AFTER PAYMENT OF THE OUTSTANDING BALANCE OF SUCH VA LOAN.

ARTICLE X

TERMINATION

10.1                        Termination.

(a)                                 Any Party may immediately terminate this Agreement if any of the following shall occur:

(i)                                     no initial Sale Date shall have occurred by August 17, 2017;

(ii)                                  any one or more of Fannie Mae or Freddie Mac shall have stated in writing that they will not or do not intend to provide its applicable Investor Consents;

(iii)                               by mutual consent of the Parties;

(iv)                              if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares; or

(v)                                 any final, nonappealable order, judgment, injunction or other similar legally binding decree has been issued or taken by a Governmental Entity with jurisdiction over Seller, Purchaser, the Servicing Rights, the Mortgage Loans or the Transactions restraining or otherwise prohibiting the consummation of the Transactions.

(b)                                 Purchaser may immediately terminate this Agreement if any of the following shall occur:

(i)                                     if, within ten (10) Business Days (or, if earlier, prior to the date of the Special Meeting) after any tender offer or exchange offer relating to Shares that constitutes a Competing Proposal shall have been formally commenced by a Person unaffiliated with Purchaser, Seller Parent shall not have made any recommendation or public statement pursuant to Rule 14e-2 under the Securities Act reaffirming the Seller Parent Recommendation and recommending that shareholders reject such tender or exchange offer;

(ii)                                  if, prior to the Special Meeting, the Seller Parent Board shall have made a Change of Recommendation;

(iii)                               if the Special Meeting has not occurred on or before May 31, 2017; or

(iv)                              if either Seller Party breaches, in any material respect, any representation or warranty (other than as set forth in Section 4.9), covenant, obligation or agreement set forth in this Agreement and such breach is not cured within thirty (30) days following Seller’s receipt of Purchaser’s written notice thereof.

(c)           Either Seller Party may immediately terminate this Agreement if any of the following shall occur:

(i)            In accordance with Section 6.15(b);

(ii)           Purchaser loses any Agency approval to own the Servicing Rights relating to the Mortgage Loans, and such approval is not restored within forty-five (45) days after such approval was initially revoked by the applicable Agency;

(iii)          Purchaser breaches, in any material respect, any representation or warranty, covenant, obligation or agreement set forth in this Agreement and such breach is not cured within thirty (30) days following Purchaser’s receipt of Seller’s written notice thereof; or

(iv)          if, prior to the receipt of the Stockholder Approval, the Seller Parent Board has determined to terminate this Agreement in order to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal in accordance with Section 6.9 hereof; provided, however, that any such purported termination pursuant to this Section 10.1(c)(iv) shall be void and of no force or effect unless  Seller Parties have complied with Section 10.3; provided further, that substantially concurrently with such termination, Seller Parent or its relevant subsidiary shall enter into such Acquisition Agreement.

10.2        Notice; Effect of Termination.

(a)           The Party desiring to terminate this Agreement pursuant to this Article X (other than pursuant to Section 10.1(a)(iii)) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination shall be effective immediately upon delivery of such written notice to the other party (except to the extent such other Party has the right under this Article X to cure the basis for such termination).

(b)           If this Agreement is terminated pursuant to Section 10.1, this Agreement will become void and of no effect with no liability on the part of any Party (or any stockholder, director, officer, employee or Representative of such Party) to the other Party hereto; provided, however, that (i) the provisions of Article I, this Article X and Article XI hereof and the provisions of the Confidentiality Agreement will survive such termination and (ii) subject to Section 9.10 and Section 10.3, no Party will be relieved or released from liability for damages of any kind (whether or not communicated or contemplated at the time of execution of this Agreement) arising out of, any deliberate material breach of any of its covenants contained in this Agreement (it being understood that the failure of Purchaser or Seller to effect the Closing when required under the terms of the Agreement will constitute a deliberate material breach regardless of the circumstances), and the aggrieved Party will be entitled to all rights and remedies available at Law or in equity, including in the case of a breach by Purchaser, liability to the Seller Parties for damages, determined taking into account all relevant factors including the loss of the benefit of the Transactions to the Seller Parties and any benefit to Seller Parent or its stockholders arising from such breach.  No Party claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 10.2, a “deliberate” breach of any covenant will be deemed to have occurred only if the other Party took or failed to take action with actual Knowledge that the action so taken or omitted to be taken constituted a breach of such covenant.  The individuals specified in the definition of “Knowledge” (1) have read this Agreement, including the representations, warranties and covenants contained herein, (2) have reviewed with counsel the representations, warranties and covenants contained herein, and (3) for purposes of this Section 10.2, will be deemed to understand the meanings of the representations, warranties and covenants contained herein.

(c)           The termination of this Agreement shall not affect any other agreement between Purchaser and Seller.  In respect of any termination of this Agreement, all Servicing Rights in respect of which the applicable Sale Date has occurred at the time of such termination shall remain subject to the terms of this Agreement.

10.3        Break-Up Fee.

(a)           If (A) Purchaser terminates this Agreement pursuant to Section 10.1(b)(i); Section 10.1(b)(ii) or Section 10.1(b)(iii) or (B) any Seller Party terminates this Agreement pursuant to Section 10.1(a)(i) or Section 10.1(a)(iv) (provided that at the time of such termination, Purchaser had the right to terminate this Agreement pursuant to Section 10.1(b)(ii) or Section 10.1(b)(i)), then Seller Parent shall pay or cause to be paid to Purchaser not later than two (2) Business Days following such termination, an amount in cash equal to the product of three and one-half percent (3.5%) multiplied by the Purchase Price (as though calculated on the date of such termination) (the “Break-up Fee”).

(b)           If any Seller Party terminates this Agreement pursuant to Section 10.1(c)(iv), then Seller Parent shall pay or cause to be paid to Purchaser prior to or substantially concurrently with such termination, the Break-up Fee.

(c)           If (i) any Seller Party or Purchaser terminates this Agreement pursuant to Section 10.1(a)(i)  and provided that the Stockholder Approval shall not have been obtained at the Special Meeting (including any adjournment or postponement thereof) or (ii) any Seller Party or Purchaser terminates this Agreement pursuant to Section 10.1(a)(iv), and in each case of the preceding clauses (i) and (ii), (A) prior to the termination of this Agreement (in the case of a termination pursuant to Section 10.1(a)(i)) or prior to the Special Meeting (in the case of a termination pursuant to Section 10.1(a)(iv)), there shall have been publicly disclosed or announced (and not withdrawn) a bona fide written Competing Proposal, and (B) within twelve (12) months of the termination of this Agreement, any Seller Party enters into an Acquisition Agreement with respect to any Competing Proposal (which is subsequently consummated) or shall have consummated any Competing Proposal (which, in each case, need not be the same Competing Proposal that was made, disclosed or communicated prior to termination of this Agreement), then, on and subject in all respects to the consummation of such Competing Proposal, Seller shall pay or cause to be paid the Break-up Fee to Purchaser promptly following consummation of such Competing Proposal.  For purposes of this Section 10.3(c), notwithstanding anything in this Agreement that may be deemed to the contrary, the term “Competing Proposal” shall have the meaning assigned to such term, except that the references to “more than 20%” in the definition of “Competing Proposal” shall be deemed to be references to 50% instead.

(d)           The Seller Parties acknowledge and agree that the agreements contained in this Section 10.3 are an integral part of the Transactions and are not a penalty, and that, without these agreements, Purchaser would not enter into this Agreement.

(e)           Any payment of the Break-up Fee by or on behalf of Seller Parent shall be made to Purchaser by wire transfer to the account set forth on Exhibit 3.2 to this Agreement.

(f)            Notwithstanding anything to the contrary in this Agreement, payment of the Break-up Fee will constitute liquidated damages and from and after the payment of the Break-up Fee no Seller Party will have any further liability of any kind  for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section.  In no event will Purchaser be entitled to the Break-up Fee on more than one occasion.

ARTICLE XI

MISCELLANEOUS

11.1        Supplementary Information.  From time to time prior to and after each Sale Date, each Party shall furnish to the other Party such information supplementary to the information contained in the documents and information delivered pursuant hereto which is reasonably available and may reasonably be requested or which may be necessary to file any reports due to the Investors in connection with the Mortgage Loans or Servicing Rights, or for compliance with Applicable Requirements.

11.2        Broker’s Fees.  Each Party shall be responsible for the payment of fees or commissions in the nature of a finder’s or broker’s fee arising out of or in connection with the subject matter of this Agreement due to its respective agent, finder, or broker or any other representative, without any cost or expense of the other Party.

11.3        Further Assurances.  Each Party shall, at any time and from time to time, promptly, upon the reasonable request of the other Party or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and confining to Purchaser and its successors and assigns of title to Servicing Rights or as shall be necessary to effect the Transactions.  Purchaser and Seller shall cooperate in good faith to consummate the Transactions and satisfy any and all condition precedents set forth in the Conditions Precedent Provision.

11.4        Assignment.

(a)           Purchaser may at any time sell its Servicing Rights relating to any Mortgage Loans without the consent of Seller but subject to the terms of the Subservicing Agreement (to the extent the Seller is the subservicer thereunder).

(b)           Neither Party shall assign, sub-license, sub-contract, delegate, charge or otherwise transfer or encumber any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, nothing in this Section 11.4 shall be construed to require the consent of a Party with respect to (i) an assignment by merger whereby the other Party is merged into a successor entity so long as such successor entity agrees to be bound by the terms of this Agreement, (ii) a pledge of the rights under this Agreement to secure loans and for financing purposes or (iii) solely with respect to Private Label Mortgage Loans, to the extent that the Purchaser has not obtained approval, if applicable, for the Purchaser or Purchaser’s assignee or designee to be named servicer under the related Servicing Agreement by April 30, 2017, an assignment by the Purchaser to any Person set forth in a side letter, dated the date hereof, between the Purchaser and the Seller, solely with respect to the Servicing Rights relating to the Private Label Mortgage Loans in the aggregate, no later than July 31, 2017, so long as such Person has permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the related Private Label Mortgage Loans or the Servicing Rights (relating to the Private Label Mortgage Loans) require it to be qualified or licensed and, further, is approved to be named servicer under the related Servicing Agreement.

11.5        Reserved.

11.6        Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 11.6 or facsimile at the facsimile telephone number specified in this Section 11.6, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (b) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 11.6 or facsimile at the facsimile telephone number specified in this Section 11.6, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (c) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (a) and (b) above), or (d) upon actual receipt by the Party to whom such notice is required to be given if sent by registered mail.  The address for such notices and communications will be as follows.

If to Purchaser, to:

New Residential Mortgage LLC
1345 Avenue of the Americas, 45th Floor,

New York, New York 10105
Attention:  Jonathan Grebinar

with copies (which will not constitute notice), in the case of notice to Purchaser, to:

New Residential Mortgage LLC
1345 Avenue of the Americas, 45th Floor,

New York, New York 10105
Attention:  Austin Sandler

If to Seller, to:

PHH Mortgage Corporation

One Mortgage Way

Mount Laurel, NJ  08054

Attn: Samuel Rosenthal

Email:  Sam.Rosenthal@mortgagefamily.com

In each instance, with required copies to:

PHH Mortgage Corporation

One Mortgage Way

Mount Laurel, NJ  08054

Attn: General Counsel

Email:  legalnotice@phhmail.com

and (which copy will not constitute notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas

New York, New York 10020
Attention:  Jonathan C. Wishnia
Email:  jwishnia@lowenstein.com

Facsimile No.:  (973) 597-2543

If to Seller Parent, to:

PHH Corporation

One Mortgage Way

Mount Laurel, NJ  08054

Attn: Samuel Rosenthal

Email:  Sam.Rosenthal@mortgagefamily.com

In each instance, with required copies to:

PHH Corporation

One Mortgage Way

Mount Laurel, NJ  08054

Attn: General Counsel

Email:  legalnotice@phhmail.com

and (which copy will not constitute notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attention:  Jonathan C. Wishnia

Email:        jwishnia@lowenstein.com

Facsimile No.:              (973) 597-2543

11.7        Entire Agreement.  This Agreement, the Subservicing Agreement, the Confidentiality Agreement and the other documents expressly contemplated hereby or thereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) are not intended to and will not confer upon any Person other than the Parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may be qualified by certain disclosures not reflected in the text of this Agreement.  Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Effective Date or as of any other date.  The Exhibits and Schedules are part of this Agreement.

11.8        Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.9        Governing Law; Jurisdiction.

(a)           Except as otherwise set forth in this Section 11.9(a), this Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction (other than Sections 5-1401 and 5-1402 of the General Obligations Law).  Notwithstanding the foregoing, any provisions in this Agreement related upon the Seller Parent Board’s fiduciary duties, including a Competing Proposal, Seller Parent Recommendation  or any Change of Recommendation, and all claims or causes of action based upon, arising out of, or related thereon (collectively, the “Maryland Provisions”) will be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)           THE PARTIES HEREUNDER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.

(c)           All claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions will be brought in State of New York within the County of New

York and the United States District Court for the Southern District of New York, and appellate courts from any thereof, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding will be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the Transactions in any other court.  Nothing herein contained will be deemed to affect the right of any Party to serve process in any manner permitted by applicable Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any claim or cause of action brought pursuant to this Section 11.9.

11.10      Specific Performance.  The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that (a) each Party will be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement,  and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither Party would have entered into this Agreement.  Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  Each Party acknowledges and agrees that any Party entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.10 will not be required to provide any bond or other security in connection with any such injunction and any Party against whom such injunction is entered expressly waives any bond or security in connection therewith.

11.11      Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  For purposes of this Agreement, facsimile signatures will be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

11.12      Amendment and Waiver.  No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.  Any forbearance by a Party in exercising any right or remedy under this Agreement or otherwise afforded by applicable Law shall not be a waiver or preclude the exercise of that or any other right or remedy. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

11.13      Announcements.  The initial press release or portion thereof to the extent pertaining to this Agreement and the Transactions will be substantially in the form previously agreed by Seller Parent and Purchaser and thereafter none of Seller Parent, Purchaser or any of their respective affiliates will issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other Party and giving the other Party the opportunity to review and comment on such press release or other announcement; provided, however, that no prior consultation with, review by or consent from Purchaser will be required with respect to any press release or other public statement or portions thereof to the extent relating to the plans, expectations or prospects of the Seller following the consummation of the Transactions; provided, further, that this Section 11.13 will not apply to any release or public statement (a) made or proposed to be made by Seller Parent in connection with a Competing Proposal, any Change of Recommendation or any action taken pursuant thereto, (b) made or proposed to be made by Seller Parent in connection with any transaction that does not constitute or relate to a Competing Proposal or any action taken pursuant thereto, (c) made or proposed to be made in connection with any dispute between the Parties regarding this Agreement or the Transactions or (d) as a Party determines to be required by applicable Law, by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, or as may be requested by a Governmental Entity.

11.14      Treatment of Sales of Servicing Rights.

(a)           It is the intention of the parties hereto that each transfer and assignment from the Seller to the Purchaser of the Servicing Rights contemplated by this Agreement shall constitute an absolute sale of such Servicing Rights.

(b)           In the event that it were to be determined that the Transactions evidenced hereby constitute a loan and not a purchase and sale, this Agreement constitutes a security agreement under applicable law, the Seller hereby grants to the Purchaser a first priority perfected security interest in all of Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Servicing Rights, the Advances and all proceeds thereof to secure the Seller’s obligations hereunder and under any agreement, document or instrument delivered in connection with this Agreement, provided that such security interest shall be subject and subordinate to all rights, powers and prerogatives retained or reserved by the applicable Investors.  The Seller authorizes and agrees to cooperate with the Purchaser, and the Purchaser may file, at the expense of the Purchaser, any financing statements (and continuation statements and amendments to such financing statements) with respect to the Servicing Rights, Servicing Rights, the Advances and all proceeds thereof, now existing and hereafter created, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the rights and interests of the Purchaser in and to the Servicing Rights, the Advances and all proceeds thereof.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned Parties to this Agreement has caused this Agreement to be duly executed in its name by one of its duly authorized officers on the date first set forth above.

NEW RESIDENTIAL MORTGAGE LLC

By:	New Residential Investment Corp., its managing member

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer

PHH MORTGAGE CORPORATION

By:	/s/ Glen A. Messina
Name:	Glen A. Messina
Title:	President and Chief Executive Officer

Solely for purposes of Sections 6.1, 6.9 and 6.15 and Articles I, X and XI:

PHH CORPORATION

By:	/s/ Glen A. Messina
Name:	Glen A. Messina
Title:	President and Chief Executive Officer

[Signature Page to Agreement for the Purchase and Sale of Servicing Rights]